                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                         TRIANGLE PHARMACEUTICALS, INC.

                              PROJECT Z CORPORATION

                                       AND

                                AVID CORPORATION

                            DATED AS OF JUNE 30, 1997













 *** Certain confidential portions of this Exhibit were omitted by means of blackout of the text (the "Mark"). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company's Application Requesting Confidential Treatment under Rule 24b-2 under the 1934 Act.

                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I    THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . .   1
    1.1      The Merger. . . . . . . . . . . . . . . . . . . . . . . . . . .   1
    1.2      Effective Time. . . . . . . . . . . . . . . . . . . . . . . . .   2
    1.3      Effect of the Merger. . . . . . . . . . . . . . . . . . . . . .   2
    1.4      Certificate of Incorporation; Bylaws. . . . . . . . . . . . . .   2
    1.5      Directors and Officers. . . . . . . . . . . . . . . . . . . . .   2
    1.6      Consideration to Be Issued. . . . . . . . . . . . . . . . . . .   3
    1.7      Distribution of Merger Consideration. . . . . . . . . . . . . .   5
    1.8      Effect on Company Capital Stock . . . . . . . . . . . . . . . .   9
    1.9      Dissenting Shares . . . . . . . . . . . . . . . . . . . . . . .  12
    1.10     Surrender of Certificates . . . . . . . . . . . . . . . . . . .  13
    1.11     No Further Ownership Rights in Company Common Stock . . . . . .  15
    1.12     Lost, Stolen or Destroyed Certificates. . . . . . . . . . . . .  15
    1.13     Tax and Accounting Consequences . . . . . . . . . . . . . . . .  15
    1.14     Taking of Necessary Action; Further Action. . . . . . . . . . .  15

ARTICLE II   REPRESENTATIONS AND WARRANTIES OF THE COMPANY . . . . . . . . .  16
    2.1      Organization of the Company . . . . . . . . . . . . . . . . . .  16
    2.2      Company Capital Structure . . . . . . . . . . . . . . . . . . .  16
    2.3      Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . .  17
    2.4      Authority . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
    2.5      Company Financial Statements. . . . . . . . . . . . . . . . . .  18
    2.6      No Undisclosed Liabilities. . . . . . . . . . . . . . . . . . .  19
    2.7      No Changes. . . . . . . . . . . . . . . . . . . . . . . . . . .  19
    2.8      Tax and Other Returns and Reports . . . . . . . . . . . . . . .  21
    2.9      Restrictions on Business Activities . . . . . . . . . . . . . .  22
    2.10     Title to Properties; Absence of Liens and Encumbrances. . . . .  23
    2.11     Intellectual Property . . . . . . . . . . . . . . . . . . . . .  23
    2.12     Agreements, Contracts and Commitments . . . . . . . . . . . . .  26
    2.13     Interested Party Transactions . . . . . . . . . . . . . . . . .  28
    2.14     Compliance with Laws. . . . . . . . . . . . . . . . . . . . . .  28
    2.15     Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . .  28
    2.16     Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
    2.17     Minute Books. . . . . . . . . . . . . . . . . . . . . . . . . .  29
    2.18     Relationships With Suppliers and Licensors. . . . . . . . . . .  29
    2.19     Trade Secrets . . . . . . . . . . . . . . . . . . . . . . . . .  29
    2.20     Environmental Matters.. . . . . . . . . . . . . . . . . . . . .  29
    2.21     Brokers' and Finders' Fees; Third Party Expenses. . . . . . . .  30
    2.22     Permits and Licenses; No Debarment. . . . . . . . . . . . . . .  31
    2.23     Employee Matters and Benefit Plans. . . . . . . . . . . . . . .  31
    2.24     Employees . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

    2.25     Distribution of Merger Consideration. . . . . . . . . . . . . .  35
    2.26     Representation Complete . . . . . . . . . . . . . . . . . . . .  36
    2.27     Quality Biotech, Inc. . . . . . . . . . . . . . . . . . . . . .  36

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB . . . .  36
    3.1      Organization, Standing and Power. . . . . . . . . . . . . . . .  36
    3.2      Authority . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
    3.3      Capital Structure . . . . . . . . . . . . . . . . . . . . . . .  37
    3.4      SEC Documents; Parent Financial Statements. . . . . . . . . . .  37
    3.5      No Material Adverse Change. . . . . . . . . . . . . . . . . . .  38
    3.6      Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . .  38

ARTICLE IV   CONDUCT PRIOR TO THE EFFECTIVE TIME . . . . . . . . . . . . . .  38
    4.1      Conduct of Business of the Company. . . . . . . . . . . . . . .  38
    4.2      No Solicitation . . . . . . . . . . . . . . . . . . . . . . . .  42

ARTICLE V    ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . .  43
    5.1      Sale and Registration of Shares; Stockholder Matters. . . . . .  43
    5.2      Access to Information . . . . . . . . . . . . . . . . . . . . .  45
    5.3      Confidentiality . . . . . . . . . . . . . . . . . . . . . . . .  45
    5.4      Intellectual Property . . . . . . . . . . . . . . . . . . . . .  45
    5.5      Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
    5.6      Public Disclosure . . . . . . . . . . . . . . . . . . . . . . .  46
    5.7      Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
    5.8      FIRPTA Compliance . . . . . . . . . . . . . . . . . . . . . . .  46
    5.9      Reasonable Efforts. . . . . . . . . . . . . . . . . . . . . . .  46
    5.10     Notification of Certain Matters . . . . . . . . . . . . . . . .  47
    5.11     Certain Benefit Plans . . . . . . . . . . . . . . . . . . . . .  47
    5.12     Voting Agreement. . . . . . . . . . . . . . . . . . . . . . . .  47
    5.13     Additional Documents and Further Assurances . . . . . . . . . .  47
    5.14     Nomination for Election to Parent Board of Directors. . . . . .  47
    5.15     Nasdaq National Market Listing. . . . . . . . . . . . . . . . .  47
    5.16     Company Auditors. . . . . . . . . . . . . . . . . . . . . . . .  47
    5.17     Option to Obtain Rights to Lead Compound. . . . . . . . . . . .  48
    5.18     Repayment of Lead Compound Debt . . . . . . . . . . . . . . . .  50
    5.19     Bridge Debt, Severance Payments and Unpaid Company Liabilities.  51

ARTICLE VI   CONDITIONS TO THE MERGER. . . . . . . . . . . . . . . . . . . .  52
    6.1      Conditions to Obligations of Each Party to Effect the Merger. .  52
    6.2      Additional Conditions to Obligations of the Company . . . . . .  52
    6.3      Additional Conditions to the Obligations of Parent and
             Merger Sub. . . . . . . . . . . . . . . . . . . . . . . . . . .  53

ARTICLE VII  ESCROW
    7.1      Escrow Period . . . . . . . . . . . . . . . . . . . . . . . . .  56
    7.2      Escrow Arrangements . . . . . . . . . . . . . . . . . . . . . .  56

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER . . . . . . . . . . . . . . .  64
    8.1      Termination . . . . . . . . . . . . . . . . . . . . . . . . . .  64
    8.2      Effect of Termination . . . . . . . . . . . . . . . . . . . . .  65
    8.3      Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
    8.4      Extension; Waiver . . . . . . . . . . . . . . . . . . . . . . .  65

ARTICLE IX   GENERAL PROVISIONS. . . . . . . . . . . . . . . . . . . . . . .  66
    9.1      Survival of Representations, Warranties and Agreements. . . . .  66
    9.2      Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
    9.3      Interpretation. . . . . . . . . . . . . . . . . . . . . . . . .  67
    9.4      Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . .  68
    9.5      Entire Agreement: Assignment. . . . . . . . . . . . . . . . . .  68
    9.6      Severability. . . . . . . . . . . . . . . . . . . . . . . . . .  68
    9.7      Other Remedies. . . . . . . . . . . . . . . . . . . . . . . . .  68
    9.8      Governing Law . . . . . . . . . . . . . . . . . . . . . . . . .  68
    9.9      Rules of Construction . . . . . . . . . . . . . . . . . . . . .  69
    9.10     Specific Performance. . . . . . . . . . . . . . . . . . . . . .  69
    9.11     Corporate Transaction involving Parent. . . . . . . . . . . . .  69

                                INDEX OF EXHIBITS



EXHIBIT                       DESCRIPTION
-------                       -----------

Exhibit 2.11(o)               Form of Company Proprietary
                              Information/Confidentiality Agreement

Exhibit 5.1(b)                Form of Stockholder Questionnaire

Exhibit 5.1(d)                Form of Declaration of Registration Rights

Exhibit 5.12                  Form of Company Stockholder Voting Agreement

Exhibit 5.17                  Form of Technology Transfer Agreement

Exhibit 6.2(d)                Form of Legal Opinion of Counsel to Parent

Exhibit 6.3(d)                Form of Legal Opinion of Counsel to the Company

Exhibit 6.3(h)                Form of Consulting and Non-Competition Agreement

                               INDEX OF SCHEDULES


SCHEDULE                 DESCRIPTION
--------                 -----------

2.2(a)                   Stockholder List
2.2(b)                   Option and Warrant List
2.3                      Subsidiaries
2.4                      Governmental and Third Party Consents
2.5                      Company Financials
2.6                      Undisclosed Liabilities
2.7                      No Changes
2.8                      Tax Returns and Audits
2.10(a)                  Leased Real Property
2.10(b)                  Liens on Property
2.11(b)                  Registered Intellectual Property
2.11(c)                  Intellectual Property Proceedings
2.11(e)                  Title to Intellectual Property
2.11(h)                  Transfer of Intellectual Property
2.11(i)                  Intellectual Property Agreements
2.11(j)                  Limits on Post-Closing Use of Intellectual Property
2.11(k)                  Intellectual Property Indemnification
2.11(n)                  Infringement; Claims Against Intellectual Property
2.12(a)                  Agreements, Contracts and Commitments
2.12(b)                  Breaches
2.13                     Interested Party Transactions
2.15                     Litigation
2.16                     Insurance
2.19                     Trade Secrets
2.21                     Brokers/Finders Fees; Expenses of Transaction
2.22                     Permits and Licenses
2.23(b)                  Employee Benefit Plans and Employee Agreements
2.23(d)                  Employee Plan Compliance
2.23(g)                  Post Employment Obligations
2.23(h)(i)               Effect of Transaction
2.23(h)(ii)              Excess Parachute Payments
2.23(j)                  Labor
4.1                      Lead Compound Expenses
4.1(n)                   Severance Agreements and Payments
5.12                     Stockholders Signing Voting Agreements
6.2(c)                   Third Party Consents Required of Parent
6.3(c)                   Third Party Consents Required of the Company
6.3(h)                   Employees Signing Consulting and Non-Competition
                         Agreements

                      AGREEMENT AND PLAN OF REORGANIZATION



     This AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of June 30, 1997 among Triangle Pharmaceuticals, Inc., a Delaware corporation ("Parent"), Project Z Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Avid Corporation, a Pennsylvania corporation (the "Company").

                                    RECITALS

     A. The Boards of Directors of each of the Company, Parent and Merger Sub believe it is in the best interests of each company and their respective stockholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company (the "Merger") and, in furtherance thereof, have approved the Merger.

     B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of capital stock of the Company ("Company Capital Stock") shall be converted into the right to receive shares of voting Common Stock of Parent ("Parent Common Stock").

     C. A portion of the shares of Parent Common Stock otherwise issuable by Parent in connection with the Merger shall be placed in escrow by Parent, the release of which amount shall be contingent upon certain events and conditions, all as set forth in Article VII hereof.

     D. The Company, Parent and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, intending to be legally bound hereby the parties agree as follows:


                                   ARTICLE I

                                   THE MERGER

     1.1 THE MERGER. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law ("Delaware Law") and the Pennsylvania Business Corporation Law ("Pennsylvania Law"), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent.

The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2 EFFECTIVE TIME. Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Merger (the "Closing") will take place as promptly as practicable, but no later than five (5) business days, following satisfaction or waiver of the conditions set forth in Article VI, at the offices of Brobeck, Phleger & Harrison LLP, 550 West "C" Street, Suite 1200, San Diego, California, unless another place or time is agreed to by Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the "Closing Date." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing an Agreement or Certificate of Merger (or like instrument) with the Secretary of State of the State of Delaware and the Secretary of State of the Commonwealth of Pennsylvania (the "Merger Agreement"), in accordance with the relevant provisions of applicable law (the time of confirmation by the Secretary of State of the Commonwealth of Pennsylvania of such filing, or such later time as may be set forth in this Agreement, being referred to herein as the "Effective Time").

     1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law and Pennsylvania Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4  CERTIFICATE OF INCORPORATION; BYLAWS.

          (a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is Avid Corporation."

          (b) Unless otherwise determined by Parent, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

     1.5 DIRECTORS AND OFFICERS. The director(s) of Merger Sub immediately prior to the Effective Time shall be the initial director(s) of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Bylaws of the Surviving Corporation.

     1.6 CONSIDERATION TO BE ISSUED. The consideration to be issued by Parent in the Merger (the "Merger Consideration") shall be the Cash Consideration (as defined in Section 1.6(a) below) plus the Stock Consideration (as defined in
Section 1.6(b) below).

          (a) CASH CONSIDERATION. The "Cash Consideration" shall be $1,250,000 less the amount of (i) the Severance Payments (as defined in Section 4.1(n) below), (ii) the Bridge Debt (as defined in Section 4.1(m) below) and (iii) the Unpaid Company Liabilities (as defined in Section 5.19 below). The portion of the Cash Consideration, if any, remaining after deduction of all of the Third Party Expenses (as defined in Section 5.5 below) of the Company (the "Cash Distribution") and after Parent withholds the Assumed Option Amount (as defined in Section 1.8(c) below) and the Assumed Warrant Amount (as defined in Section 1.8(d) below), shall be paid to the Exchange Agent (as defined in Section 1.10(a) below) within ten (10) business days after the Closing for distribution pursuant to Section 1.10 below.

          (b) STOCK CONSIDERATION. The "Stock Consideration" shall be the number of shares of Parent Common Stock equal to the sum of (x) the First Payment (as defined in Section 1.6(b)(i) below) plus (y) the Milestone Payments (as defined in Section 1.6(b)(ii) below).

               (i) FIRST PAYMENT. The "First Payment" shall be 400,000 shares of Parent Common Stock which Parent shall deliver into an escrow account within ten (10) business days after the Closing as set forth in Section 1.10(b) below.

               (ii) MILESTONE PAYMENTS. The "Milestone Payments" are the number of shares of Parent Common Stock, if any, that Parent is required to deliver to the Exchange Agent pursuant to this Section 1.6(b)(ii).

               (A) In the event that Parent, in its sole discretion, (x) Initiates (as defined in Section 1.6(b)(iii) below) a Definitive Clinical Trial (as defined in Section 1.6(b)(iii) below) with the Lead Compound (as defined in Section 1.6(b)(iii) below), or (y) notifies the Securityholder Agent (as defined in Section 7.2(g) below) in a writing that specifically references this Section 1.6(b)(ii)(A) of its election to continue the development of the Lead Compound even if Parent has not Initiated a Definitive Clinical Trial with the Lead Compound, Parent shall within seventy-five (75) days thereafter make available to the Exchange Agent (as defined in Section 1.10(a) below) for distribution pursuant to Section 1.10, 1,600,000 shares of Parent Common Stock.

               (B) If neither of the conditions described in Section 1.6(b)(ii)(A) above is satisfied on or prior to eighteen (18) months after the Closing Date and the Securityholder Agent elects not to exercise the Lead Compound Option (as defined in Section 5.17 below) within the thirty (30) day period set forth in Section 5.17 below, Parent shall within seventy-five (75) days thereafter make available to the Exchange Agent for distribution pursuant to Section 1.10, 100,000 shares of Parent Common Stock.

               (C) If one of the conditions described in Section 1.6(b)(ii)(A) above is satisfied and thereafter a New Drug Application ("NDA") is approved by the United States Food and Drug Administration ("FDA") for the Lead Compound with a *** of the Freebase Form (as defined in Section 1.6(b)(iii) below), Parent shall within ten (10) business days thereafter make available to the Exchange Agent for distribution pursuant to Section 1.10, 250,000 shares of Parent Common Stock.

               (D) If one of the conditions described in Section 1.6(b)(ii)(A) above is satisfied and thereafter an NDA is approved by the FDA for the Lead Compound *** (as defined in Section 1.6(b)(iii) below), Parent shall within ten (10) business days thereafter make available to the Exchange Agent for distribution pursuant to Section 1.10, 250,000 shares of Parent Common Stock.

               (E) If neither of the conditions described in Section 1.6(b)(ii)(A) above is satisfied and thereafter an NDA is approved by the FDA for the Lead Hepatitis Compound (as defined in Section 1.6(b)(iii) below), Parent shall within ten (10) business days thereafter make available to the Exchange Agent for distribution pursuant to Section 1.10, 250,000 shares of Parent Common Stock.

               (iii)     DEFINITIONS.

               (A) "Definitive Clinical Trial" is a pivotal, well-controlled Phase II clinical trial (x) to evaluate the effectiveness of the Lead Compound in patients who are HIV positive and (y) to determine the side effects and risks of treatment associated with the Lead Compound, which is intended by Parent to be the pivotal clinical trial for approval by the FDA of an NDA for the Lead Compound.

               (B) "Freebase Form" is the chemical form of the Licensed Compound ***.

               (C) "Initiate" is the point during a clinical trial when drug substance is administered to the first patient.

               (D) "Lead Compound" is the compound denominated DMP-450 currently under development by the Company.

               (E)            ***
                              ***
                              ***
                              ***
                              ***

               (F) "Lead Hepatitis Compound" is the compound denominated AT-130 currently under development by the Company and any derivative or analog

 *** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

thereof belonging to the same chemical class or similar enough in chemical composition to be covered by the same composition of matter patent claim.

     1.7 DISTRIBUTION OF MERGER CONSIDERATION. The Merger Consideration, when distributed by the Exchange Agent pursuant to Section 1.10, shall be distributed as follows:

          (a) DISTRIBUTION OF CASH DISTRIBUTION. The Cash Distribution (other than the portion of the Cash Distribution withheld by Parent for the Assumed Option Amount and the Assumed Warrant Amount) shall be distributed ratably among the holders of the Company Common Stock in proportion to the number of shares of Company Common Stock held by each holder. The portion of the Cash Distribution withheld by Parent for the Assumed Option Amount and the Assumed Warrant Amount shall be delivered by Parent to the Exchange Agent at the same time that Parent delivers shares of Parent Common Stock, if any, issued pursuant to Section 1.6(b)(ii)(A) or (B), and such portion of the Cash Distribution shall be distributed, after the expiration of the Assumed Options and the Assumed Warrants, among the holders of Assumed Options and Assumed Warrants who timely and properly exercise their Assumed Options and Assumed Warrants so that such holders receive the portion of the Cash Distribution that they would have received had they exercised their Assumed Options and Assumed Warrants immediately prior to the Effective Time. Any portion of the Cash Distribution withheld by Parent for the Assumed Option Amount and the Assumed Warrant Amount not required to be distributed pursuant to the preceding sentence shall be added to and be distributed as part of the Designated Assets (as defined in Section 1.7(b) below). Notwithstanding anything to the contrary in this Agreement, in no event shall any holder receiving a portion of the Cash Distribution distributed pursuant to this Section 1.7(a) be required to pay any portion of such Cash Distribution to any other holder of Company Common Stock or Company Preferred Stock on account of the distribution arrangements described in Section 1.7(b) below.

          (b)  DISTRIBUTION OF DESIGNATED ASSETS.

               (i) DESIGNATED ASSETS. The distribution arrangement described in this Section 1.7(b) shall apply to the following (collectively, the "Designated Assets"): (A) the Stock Consideration; (B) the cash, if any, actually received by Parent on account of the exercise of Assumed Options and Assumed Warrants; and (C) any portion of the Cash Distribution withheld by Parent for the Assumed Option Amount and the Assumed Warrant Amount not required to be distributed pursuant to Section 1.7(a) above.

               (ii) DISTRIBUTION PROCEDURES. The Designated Assets shall be distributed as follows:

               (A) First, if the amount of the Cash Distribution is less than $1,000,000, a portion of the First Payment shall be distributed ratably among the holders of the Company Common Stock. The portion of the First Payment to be distributed to the holders of Company Common Stock shall be a number of shares with a dollar value equal to $1,000,000 minus the amount of the Cash Distribution, with the First Payment shares to be valued pursuant to Section 1.7(e).

               (B) Second, the remaining Designated Assets shall be distributed ratably among the holders of the Company Series A Preferred Stock, the Company Series B Preferred Stock and the Company Series C Preferred Stock (collectively, "Company Preferred Stock"), until each such holder has respectively received the full Series A Preference Amount, Series B Preference Amount and Series C Preference Amount (each as defined in Section 1.7(f) below) for all shares of Company Preferred Stock held by such holder. In the event that the value of the Designated Assets available for distribution under this
Section 1.7(b)(ii)(B) is less than the amount that is required to satisfy in full all of the Preference Amounts (as defined in Section 1.7(f) below), the amount of the Designated Assets available for distribution under this Section 1.7(b)(ii)(B) shall be distributed ratably among the holders of the Company Preferred Stock in proportion to the Preference Amount each holder would otherwise be entitled to receive. All Stock Consideration distributed pursuant to this Section 1.7(b)(ii)(B) shall be valued pursuant to Section 1.7(e).

               (C) Third, any remaining Designated Assets shall be distributed ratably among the holders of the Company Common Stock and the Company Series C Preferred Stock in proportion to the number of shares of Company Common Stock held by each holder (taking into account, for purposes of calculating the amount deemed received by holders of Company Common Stock under this Section 1.7(b)(ii)(C), the portion of the Cash Distribution, if any, received at any time by the holders of the Company Common Stock as well as the amount distributed to holders of the Company Common Stock pursuant to Section 1.7(b)(ii)(A)). The parties intend that the Designated Assets shall be distributed under this Section 1.7(b)(ii)(C) so that each holder of Company Common Stock and each holder of Company Series C Preferred Stock receives an amount equal to the holder's pro rata portion (in proportion to the number of shares of Company Common Stock held or deemed held by each holder) of the sum of the Designated Assets distributed under this Section 1.7(b)(ii)(C) plus the portion of the Cash Distribution received at any time by the holders of Company Common Stock. For purposes of this Section 1.7(b)(ii)(C), each holder of the Company Series C Preferred Stock will be deemed to hold the number of shares of Company Common Stock that would have been issued to the holder had the holder converted all of his or her Company Series C Preferred Stock into Company Common Stock on the Revaluation Date (as defined in Section 1.7(b)(iii) below).

               (iii) REVALUATION OF DESIGNATED ASSETS. Notwithstanding any prior distribution of the Designated Assets, as of the date on which all unexercised Assumed Options and Assumed Warrants expire (the "Revaluation Date") and prior to release to any Former Company Stockholders (as defined in Section
5.17 below) of any portion of the Escrow Fund (as defined in Section 7.2(a) below), the Designated Assets shall be redistributed among the Former Company Stockholders in accordance with Section 1.7(b)(ii) based on the valuation of such Designated Assets as of the Revaluation Date. Solely for purposes of the redistribution of the Designated Assets as of the Revaluation

Date contemplated by this Section 1.7(b)(iii), the shares of Parent Common Stock included in such Designated Assets shall be valued at the average of the closing prices of Parent Common Stock on the Nasdaq National Market for the five (5) consecutive trading days ending five (5) trading days prior to the Revaluation Date. No revaluation or redistribution of any of the Designated Assets shall occur with respect to the Stock Consideration, if any, distributed by Parent after the Revaluation Date. In no event, however, shall the aggregate value of the Merger Consideration distributed to the holders of Company Preferred Stock be less than the aggregate value of the Merger Consideration distributed to the holders of the Company Common Stock and the holders of Assumed Options and Assumed Warrants.

          (c) TAX ALLOCATION OF MERGER CONSIDERATION. Solely in connection with tax matters, the Merger Consideration will be allocated among the holders of Company Common Stock and Company Preferred Stock consistent with the distribution arrangements described in Section 1.7(a) and (b) above (making the assumption that none of the First Payment is paid to Parent pursuant to Article
VII).

          (d)  CERTIFICATES OF SECURITYHOLDER AGENT; RELEASE.

               (i) CERTIFICATES. Not later than fifteen (15) days prior to the date that any of the Merger Consideration is to be delivered by Parent to the Exchange Agent pursuant to Section 1.10(b) for distribution to the Former Company Stockholders, the Securityholder Agent shall deliver to Parent a certificate (each, an "Agent Certificate") identifying each of the Former Company Stockholders and the portion of such Merger Consideration, if any, that each such Former Company Stockholder is entitled to receive pursuant to Section 1.7(a) and (b) above. Parent shall be entitled to rely without investigation on the information set forth in each Agent Certificate in delivering the Merger Consideration to the Exchange Agent for distribution pursuant to Section 1.10(b). Notwithstanding anything to the contrary in this Agreement, Parent shall not be obligated to deliver any portion of the Merger Consideration to the Exchange Agent unless and until the Securityholder Agent shall have delivered an Agent Certificate to Parent with respect to such portion of the Merger Consideration as required by this Section 1.7(d)(i).

               (ii) RELEASE. The Company, for itself, each of its Subsidiaries, all Former Company Stockholders and each of their respective officers, directors, stockholders, partners, agents, administrators, representatives, affiliates, predecessors in interest, successors and assigns, hereby unconditionally and forever releases and discharges Parent, each of its subsidiaries (including the Surviving Corporation), and each of their respective officers, directors, stockholders, partners, agents, administrators, representatives, affiliates, predecessors in interest, successors and assigns (the "Released Parties") of and from any and all claims, causes of action, liabilities, obligations, costs and expenses of every kind and nature whatsoever, at law or in equity, whether contractual, common law, statutory, federal, state or otherwise, known or unknown, suspected or unsuspected, direct or derivative, which now exists or may exist at any time in the future based upon or relating in any manner to the distribution of the Merger

Consideration pursuant to Section 1.7 or any dispute with respect to the interpretation of the manner in which the Merger Consideration is to be distributed pursuant to Section 1.7. This release shall not apply to Parent's obligation to deliver the Merger Consideration to the Exchange Agent pursuant to
Section 1.10(b) in accordance with the information contained in the Agent Certificates.

          (e) VALUATION OF STOCK CONSIDERATION; SHARE NUMBERS. For purposes of determining the value of the shares of Parent Common Stock distributed pursuant to Section 1.7(b) (other than Section 1.7(b)(iii)), Parent Common Stock distributed by the Exchange Agent shall be valued at the average of the closing prices of Parent Common Stock on the Nasdaq National Market for the five (5) consecutive trading days ending five (5) trading days prior to the date the Parent Common Stock is delivered by Parent to the Exchange Agent. All references to numbers of shares of Parent Common Stock in this Agreement shall be automatically adjusted to reflect any stock splits, stock dividends, stock combinations, reverse splits or similar changes in Parent Common Stock between the date of this Agreement and the dates shares of Parent Common Stock are issued pursuant to the Merger.

          (f)  DEFINITIONS OF PREFERENCE AMOUNTS.

               (i) SERIES A PREFERENCE AMOUNT. The "Series A Preference Amount" shall mean an amount per share for each share of the Company's Series A Preferred Stock outstanding immediately prior to the Effective Time equal to the greater of (A) the sum of $0.75 plus (1) all accrued and unpaid dividends on such share, whether or not earned or declared, immediately prior to the Effective Time, and (2) an amount equal to the amount of dividends that would have accrued on such share from the Effective Time through the Revaluation Date if the Merger had not occurred and such share had remained outstanding through the Revaluation Date, and (B) the amount that would have been payable to the holder of such share had such share and all other shares of the Company's Series A Preferred Stock and Series B Preferred Stock been converted into Company Common Stock on the Revaluation Date. The Company's estimate of the Series A Preference Amount as of the Effective Time pursuant to subclause (A) above is set forth on Schedule 2.2(a).

               (ii) SERIES B PREFERENCE AMOUNT. The "Series B Preference Amount" shall mean an amount per share for each share of the Company's Series B Preferred Stock outstanding immediately prior to the Effective Time equal to the greater of (A) the sum of $1.50 plus (1) all accrued and unpaid dividends on such share, whether or not earned or declared, immediately prior to the Effective Time, and (2) an amount equal to the amount of dividends that would have accrued on such share from the Effective Time through the Revaluation Date if the Merger had not occurred and such share had remained outstanding through the Revaluation Date, and (B) the amount that would have been payable to the holder of such share had such share and all other shares of the Company's Series A Preferred Stock and Series B Preferred Stock been converted into Company Common Stock on the Revaluation Date. The Company's estimate of the

Series B Preference Amount as of the Effective Time pursuant to subclause (A) above is set forth on Schedule 2.2(a).

               (iii) SERIES C PREFERENCE AMOUNT. The "Series C Preference Amount" shall mean an amount per share for each share of the Company's Series C Preferred Stock outstanding immediately prior to the Effective Time equal to the sum of $1.75 plus (A) all accrued and unpaid dividends on such share, whether or not earned or declared, immediately prior to the Effective Time, and (B) an amount equal to the amount of dividends that would have accrued on such share from the Effective Time through the Revaluation Date if the Merger had not occurred and such share had remained outstanding through the Revaluation Date. The Company's estimate of the Series C Preference Amount as of the Effective Time is set forth on Schedule 2.2(a).

               (iv) PREFERENCE AMOUNTS. The "Preference Amounts" shall mean collectively the Series A Preference Amount, the Series B Preference Amount and the Series C Preference Amount.

          (g)  TREATMENT OF HOLDERS OF ASSUMED OPTIONS AND ASSUMED WARRANTS.
For purposes of all distributions to the holders of the Company Common Stock pursuant to this Section 1.7, the holder of each Assumed Option and the holder of each Assumed Warrant that is timely and properly exercised after the Closing shall be treated as, and shall be entitled to receive the portion of the Merger Consideration that such holder would have received had such portion of the Assumed Option or Assumed Warrant been exercised immediately prior to the Effective Time and the holder been, the holder of the number of shares of the Company Common Stock that would have been issued immediately prior to the Effective Time upon exercise of the portion of the Assumed Option or Assumed Warrant that is timely and properly exercised by such holder. For example, the holder of an Assumed Option that represented the right to purchase 100 shares of the Company Common Stock immediately prior to the Closing shall, in the event the Assumed Option is timely and properly exercised after the Closing, be treated as, and shall be entitled to receive the portion of the Merger Consideration that such holder would have received had such holder been, the holder of 100 shares of the Company Common Stock immediately prior to the Closing.

     1.8  EFFECT ON COMPANY CAPITAL STOCK.

          (a) CONVERSION OF COMPANY CAPITAL STOCK. Each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Capital Stock to be canceled pursuant to Section 1.8(b) and any Dissenting Shares (as defined and to the extent provided in Section 1.9(a)) shall be canceled and extinguished and be converted automatically into the right to receive that portion of the Merger Consideration set forth in Section 1.7, upon surrender of the certificate representing such share of Company Capital Stock in the manner provided in Section 1.10.

          (b) CANCELLATION OF COMPANY-OWNED STOCK. Each share of Company Capital Stock owned by the Company or any direct or indirect wholly-owned subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

          (c)  STOCK OPTIONS.

               (i) OPTIONS ASSUMED. At the Effective Time, each option to purchase Company Common Stock listed on Schedule 2.2(b) issued under the Company's 1992 Incentive Stock Option and Non-Qualified Stock Option Plan, the Company's 1993 Incentive Stock Option and Non-Qualified Stock Option Plan and/or the Company's 1995 Incentive Stock Option and Non-Qualified Stock Option Plan, each as amended through the date hereof (the "Option Plans"), or otherwise, whose holder executes the amendment required by Section 6.3(m) below prior to the Effective Time (each an "Assumed Option"), shall be assumed by Parent in accordance with the provisions described below.

               (A) At the Effective Time, each Assumed Option shall be, in connection with the Merger, assumed by Parent. Each Assumed Option so assumed by Parent under this Agreement shall be amended prior to the Effective Time to provide that from and after the Effective Time such Assumed Option (1) may be exercised through a cashless exercise procedure (to the extent that the Assumed Option does not already permit the holder thereof to do so) and may be exercised notwithstanding the failure of the holder thereof to enter or remain in the employ of Parent or the Company following the Merger, (2) may not be exercised at any time prior to the earlier of (a) eighteen (18) months after the Closing Date and (b) the date, if any, of the written notice from the Securityholder Agent addressed to the last known domicile address of the holder of such Assumed Option informing such holder that one of the conditions described in Section 1.6(b)(ii)(A) above has been satisfied (the earlier of such dates being the "Option Exercise Date"), (3) may not be exercised at any time after 5:00 p.m. eastern standard time on the date that is forty-five (45) days after the Option Exercise Date, and (4) represents only the right to receive upon exercise the portion of the Merger Consideration issuable to such holder pursuant to Section
1.7 above. Except as so amended, each Assumed Option shall continue to have, and be subject to, the same terms and conditions set forth in the Option Plan under which it was issued and/or as provided in the respective option agreements governing such Assumed Option immediately prior to the Effective Time. Parent shall reserve from the Cash Distribution the amount, if any, that the holders of the Assumed Options would have received had all of the Assumed Options and all of the Assumed Warrants been exercised in full immediately prior to the Effective Time (assuming that the exercise price was paid in cash). The portion of the Cash Distribution reserved by Parent for issuance upon exercise of the Assumed Options is referred to as the "Assumed Option Amount."

               (B) Within ten (10) business days after the Closing Date, Parent will issue to each holder of an Assumed Option a document evidencing the foregoing assumption of such Assumed Option.

               (ii) OPTIONS NOT ASSUMED. Prior to the Effective Time, the Company and its Board of Directors shall take all actions necessary to accelerate and terminate each option to purchase Company Common Stock listed on
Schedule 2.2(b), whether issued under one of the Option Plans or otherwise, whose holder does not execute the amendment required by Section 6.3(m) below prior to the Effective Time (the "Terminated Options").

          (d)  WARRANTS.

               (i) WARRANTS ASSUMED. At the Effective Time, each warrant to purchase Company Common Stock outstanding immediately prior to the Effective Time whose holder executes the amendment required by Section 6.3(m) below prior to the Effective Time (each, an "Assumed Warrant") shall be assumed by Parent in accordance with the provisions described below.

               (A) At the Effective Time, each Assumed Warrant shall be, in connection with the Merger, assumed by Parent. Each Assumed Warrant so assumed by Parent under this Agreement shall be amended prior to the Effective Time to provide that from and after the Effective Time such Warrant (1) may be exercised through a cashless exercise procedure (to the extent that the Assumed Warrant does not already permit the holder thereof to do so), (2) may not be exercised at any time prior to the earlier of (a) eighteen (18) months after the Closing Date and (b) the date, if any, of the written notice from the Securityholder Agent addressed to the last known domicile address of the holder of such Assumed Warrant informing such holder that one of the conditions described in Section 1.6(b)(ii)(A) above has been satisfied (the earlier of such dates being the "Warrant Exercise Date"), (3) may not be exercised at any time after 5:00 p.m. eastern standard time on the date that is forty-five (45) days after the Warrant Exercise Date, and (4) represents only the right to receive upon exercise the portion of the Merger Consideration issuable to such holder pursuant to Section
1.7 above. Except as so amended (and as the warrants issued by the Company to Dominion Ventures, Inc. may be further amended as contemplated by Section 6.3(s) below prior to the Effective Time), each Assumed Warrant shall continue to have, and be subject to, the same terms and conditions as provided in the respective Assumed Warrant agreement immediately prior to the Effective Time. Parent shall reserve from the Cash Distribution the amount, if any, that the holders of the Assumed Warrants would have received had all of the Assumed Warrants and all of the Assumed Options been exercised in full immediately prior to the Effective Time (assuming that the exercise price was paid in cash). The portion of the Cash Distribution reserved by Parent for issuance upon exercise of the Assumed Warrants is referred to as the "Assumed Warrant Amount."

               (B) Within ten (10) business days after the Closing Date, Parent will issue to each holder of an Assumed Warrant a document evidencing the foregoing assumption of such Assumed Warrant.

               (ii) WARRANTS NOT ASSUMED. Prior to the Effective Time, the Company and its Board of Directors shall use their best efforts to cause each holder of a warrant to purchase Company Capital Stock outstanding at any time prior to the Effective Time to execute the amendment required by Section 6.3(m) below or to exercise the warrant in full prior to the Effective Time.

          (e) CAPITAL STOCK OF MERGER SUB. Each share of Common Stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares of Common Stock of the Merger Sub shall, as of the Effective Time, evidence ownership of such shares of Common Stock of the Surviving Corporation.

          (f) FRACTIONAL SHARES. No fraction of a share of Parent Common Stock will be issued, but in lieu thereof, each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall be entitled to receive, without any interest, from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average of the closing prices of Parent Common Stock on the Nasdaq National Market for the five (5) consecutive trading days ending five (5) trading days prior to the date the Parent Common Stock from which the holder would, but for this Section 1.8(f), otherwise be entitled to a fraction of a share is delivered by Parent to the Exchange Agent.

     1.9  DISSENTING SHARES.

          (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has demanded and perfected appraisal or dissenters' rights for such shares in accordance with Pennsylvania Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters' rights ("Dissenting Shares") shall not be converted into or represent a right to receive the portion of the Merger Consideration otherwise issuable with respect to such shares pursuant to
Section 1.7, but the holder thereof shall only be entitled to such rights as are granted by Pennsylvania Law.

          (b) Notwithstanding the provisions of Section 1.9(a), if any holder of shares of Company Capital Stock who demands appraisal of such shares under Pennsylvania Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the portion of the Merger Consideration issuable with respect to such shares pursuant to Section 1.7, without interest thereon, upon surrender of the certificate representing such shares.

          (c) The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Capital Stock, withdrawals of such demands, and any other instruments served pursuant to Pennsylvania Law and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under Pennsylvania Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of Company Capital Stock or offer to settle or settle any such demands.

     1.10 SURRENDER OF CERTIFICATES.

          (a) EXCHANGE AGENT. Prior to the Effective Time, Parent shall designate, subject to the consent of the Company, which will not be unreasonably withheld or delayed, a bank or trust company with assets of not less than $500 million to act as exchange agent (the "Exchange Agent").

          (b) PARENT TO PROVIDE CASH AND COMMON STOCK. Parent shall make available to the Exchange Agent (i) the Cash Distribution (other than the portion of the Cash Distribution reserved for the Assumed Option Amount and the Assumed Warrant Amount) within ten (10) business days after the Closing and (ii) the aggregate number of shares of Parent Common Stock issuable pursuant to
Section 1.6(b) at the times set forth in Section 1.6(b); provided that, on behalf of the holders of Company Capital Stock, Parent shall deposit the First Payment into an escrow account within ten (10) business days after the Closing. The portion of the Escrow Amount contributed on behalf of each holder of Company Capital Stock shall be in proportion to the aggregate number of shares of Parent Common Stock which such holder would otherwise be entitled to receive from the First Payment pursuant to Section 1.7 by virtue of such holder's ownership of outstanding shares of Company Capital Stock, and assuming for the purposes of such allocation that the holders of all Assumed Options and the holders of all Assumed Warrants are the holders of the number of shares of the Company Common Stock that would have been issued had all of the Assumed Options and all of the Assumed Warrants been exercised in full immediately prior to the Effective Time (assuming that the exercise price was paid in cash).

          (c) EXCHANGE PROCEDURES. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock and which shares were converted into the right to receive the portion of the Merger Consideration issuable with respect to such shares pursuant to Section 1.7, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the portion of the Merger Consideration issuable pursuant to
Section 1.7 (less the First Payment to be deposited in the Escrow Fund on such holder's behalf pursuant to Article VII below) as and when the Exchange Agent receives the Merger Consideration with respect to the shares of Company Capital Stock represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. Subject to and in accordance with the provisions of
Article VII hereof, Parent shall cause to be distributed to the Escrow Agent (as defined in Article VII) a certificate or certificates representing the number of shares of Parent Common Stock equal to the First Payment, which certificate shall be registered in the name of the Escrow Agent. Such shares shall be beneficially owned by the holders on whose behalf such shares were deposited in the Escrow Fund and shall be available to compensate Parent as provided in
Article VII. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the right to receive in accordance with
Section 1.8(a) the portion of the Merger Consideration issuable pursuant to
Section 1.7 (less the Escrow Amount to be deposited in the Escrow Fund on such holder's behalf pursuant to Article VII below) as and when the Exchange Agent receives the Merger Consideration with respect to the shares of Company Capital Stock represented by such Certificate.

          (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to Parent Common Stock declared or made after the date such shares are to be distributed to the holders of the Company Capital Stock and with a record date after such date will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the date such shares are to be distributed to the holders of the Company Capital Stock theretofore payable with respect to such whole shares of Parent Common Stock.

          (e) TRANSFERS OF OWNERSHIP. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

          (f)  NO LIABILITY.  Notwithstanding anything to the contrary in this
Section 1.10, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     1.11 NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 1.

     1.12 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates evidencing shares of Company Capital Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock, if any, as may be required to be delivered in exchange therefor pursuant to Section 1.7; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     1.13 TAX AND ACCOUNTING CONSEQUENCES. It is intended by the parties hereto that the Merger shall be accounted for as a purchase, NOT a pooling of interests. It is also intended by the Company that the Merger shall constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). Each party agrees to report the Merger as a reorganization within the meaning of Section 368 of the Code unless (i) there is a final determination following an audit that the Merger does not qualify for such reporting or (ii) such party's tax advisors conclude after consultation with the other party's tax advisors that there is not substantial authority for such reporting.

     1.14 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants, on behalf of itself and each of its subsidiaries ("Subsidiaries"), to Parent and Merger Sub, subject to such exceptions as are specifically disclosed in the disclosure letter (referencing the appropriate schedule or section number) supplied by the Company to Parent (the "Company Schedules") and dated as of the date hereof, as follows:

     2.1 ORGANIZATION OF THE COMPANY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Pennsylvania. The Company has the corporate power to own, operate and lease its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed to conduct its business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have, or would reasonably be expected to have, a material adverse effect on the business, assets (including intangible assets), financial condition, results of operations, liabilities or prospects of the Company (hereinafter referred to as a "Material Adverse Effect"). The Company has delivered a true and correct copy of its Articles of Incorporation and Bylaws, each as amended to date, to Parent.

     2.2  COMPANY CAPITAL STRUCTURE.

          (a) The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, and 17,000,000 shares of Preferred Stock, of which 2,000,000 shares are designated as Series A Preferred Stock, 3,000,000 shares are designated as Series B Preferred Stock and 8,000,000 shares are designated as Series C Preferred Stock. As of the date hereof, there are 7,202,543 shares of Common Stock outstanding, 1,683,921 shares of Series A Preferred Stock outstanding, 2,953,698 shares of Series B Preferred Stock outstanding and 3,694,289 shares of Series C Preferred Stock outstanding. The Company Capital Stock is held of record by the persons, with the addresses of record and in the amounts set forth on Schedule 2.2(a). The Series A Preference Amount, the Series B Preference Amount and the Series C Preference Amount and the number of shares of the Company Common Stock issuable immediately prior to the Effective Time upon conversion of one share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are each set forth on
Schedule 2.2(a). All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound.

          (b) The Company has reserved 2,706,790 shares of Common Stock for issuance to employees and consultants pursuant to the Option Plans, of which 1,473,385 shares are subject to outstanding, unexercised options, 1,233,405 shares remain available for future grant and 103,210 shares have been issued pursuant to the exercise of options issued under the Option Plans. The Company has not granted any options to purchase any capital stock of the Company outside the Option Plans and has reserved 850,262 shares of Common Stock for issuance upon exercise of all of the outstanding warrants to purchase any Company Capital Stock (the "Warrants").
Schedule 2.2(b) sets forth for each outstanding option to purchase any Company Capital Stock, all of which have been issued pursuant to the Option Plans (collectively, "Options"), and each outstanding Warrant, the name of the holder of such Option or Warrant, the last known domicile address of such holder, the number of shares of Common Stock subject to such Option or Warrant, the exercise price of such Option or Warrant and the vesting schedule for all such Options and all such Warrants. The exercisability of all Options will be accelerated and all Options, to the extent not exercisable as of the date hereof, will become exercisable by reason of the transactions contemplated by this Agreement. Except for the Options and Warrants described in Schedule 2.2(b), there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. The holders of all Options and the holders of all Warrants have been or will be given, or shall have properly waived, any required notice prior to the Merger, and all such rights will be terminated at or prior to the Effective Time. All Terminated Options will accelerate and terminate immediately prior to the Effective Time and none of the Warrants will entitle its holder to purchase any capital stock of the Company as of the Effective Time. As a result of the Merger, Parent will be the record and sole beneficial owner of all capital stock of the Company and rights to acquire or receive such capital stock.

     2.3 SUBSIDIARIES. Schedule 2.3 sets forth the name and respective jurisdiction of incorporation or organization of all Subsidiaries. Except as set forth in Schedule 2.3, each Subsidiary of the Company is wholly-owned by the Company. Each Company Subsidiary is a corporation or other entity duly incorporated or otherwise organized, validly existing in good standing (or local law equivalent) under the laws of its jurisdiction of organization. Each of the Company's Subsidiaries has the corporate power and authority to own and lease the properties and assets it now owns and leases and to carry on its business as and where such properties and assets are now owned or leased and such business is now conducted. The Company has heretofore delivered to Parent true, correct and complete copies of the Articles of Incorporation, Bylaws, or equivalent governing instruments, each as amended to the date hereof, for each such Subsidiary. Each of the Company's Subsidiaries is duly licensed or qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the failure to be so licensed or qualified and in good standing would have a Material Adverse Effect.

     2.4 AUTHORITY. Subject only to the requisite approval of the Merger and this Agreement by the Company's stockholders, the Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The vote required of the Company's stockholders to duly approve the Merger and this Agreement is (i) a majority of all issued and outstanding Company Capital Stock, and (ii) 66 2/3% of each series of Company Preferred Stock voting separately. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the Merger and this Agreement by the Company's stockholders. The Company's Board of Directors has unanimously approved the Merger and this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Except as set forth on Schedule 2.4, subject only to the approval of the Merger and this Agreement by the Company's stockholders, the execution and delivery of this Agreement by the Company does not, and, as of the Effective Time, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict") (i) any provision of the Articles of Incorporation or Bylaws of the Company or any Subsidiary or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets or any Subsidiary or its properties or assets. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, country, local or foreign governmental authority, instrumentality, agency or commission ("Governmental Entity") or any third party (so as not to trigger any Conflict) is required by or with respect to the Company or any Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Merger Agreement with the Delaware Secretary of State and the Pennsylvania Secretary of State, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and (iii) such other consents, waivers, authorizations, filings, approvals and registrations which are set forth on
Schedule 2.4.

     2.5  COMPANY FINANCIAL STATEMENTS.

          (a) Schedule 2.5 sets forth (i) the Company's audited balance sheet as of December 31, 1996 (the "Balance Sheet"), and the related audited statements of operations and cash flows for the twelve-month period then ended, and (ii) the Company's unaudited balance sheet as of May 31, 1997 and the related unaudited statements of operations and cash flows for the five-month period then ended (collectively, the "Company Financials"). The Company Financials are correct in all material respects and have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent throughout the periods indicated and consistent with each other, except that the unaudited Company Financials do not contain all footnotes required by GAAP. The Company Financials present fairly the financial condition and operating results of the Company and the Subsidiary as of the dates and during the periods indicated therein, subject to normal year-end adjustments, which adjustments will not be material in amount or significance.

     2.6 NO UNDISCLOSED LIABILITIES. Except as set forth in Schedule 2.6, neither the Company nor any Subsidiary has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), which individually or in the aggregate, has not been reflected in the unaudited Company Financials as of May 31, 1997. The Surviving Corporation will not have any liability for any Third Party Expenses of the Company after the Closing.

     2.7 NO CHANGES. Except as set forth in Schedule 2.7, since the date of the Balance Sheet, there has not been, occurred or arisen any:

          (a) transaction by the Company or any Subsidiary except in the ordinary course of business as conducted on the date of the Balance Sheet and consistent with past practices;

          (b) amendments or changes to the Articles of Incorporation or Bylaws of the Company or any Subsidiary;

          (c) capital expenditure or unsatisfied commitment by the Company or any Subsidiary, either individually exceeding $10,000 or in the aggregate exceeding $25,000;

          (d) destruction of, damage to or loss of any material assets, business or customer of the Company or any Subsidiary (whether or not by covered by insurance);

          (e) labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

          (f) resignation or termination of any key officers or employees of the Company or any Subsidiary and the Company, to the best of its knowledge, does not know of the impending resignation or termination of employment of any such officer or employee;

          (g) revaluation by the Company or any Subsidiary of any of its assets;

          (h) declaration, setting aside or payment of a dividend or other distribution with respect to the capital stock of the Company or any Subsidiary, or any direct or indirect redemption, purchase or other acquisition by the Company or any Subsidiary of any Company Capital Stock or the capital stock of any Subsidiary;

          (i) sale, lease, license or other disposition of any of the assets or properties of the Company or any Subsidiary, except in the ordinary course of business as conducted on that date and consistent with past practices;

          (j) amendment or termination of any material contract, agreement or license to which the Company or any Subsidiary is a party or by which it is bound;

          (k) loan by the Company or any Subsidiary to any person or entity, incurring by the Company or any Subsidiary of any indebtedness, guaranteeing by the Company or any Subsidiary of any indebtedness, issuance or sale of any debt securities of the Company or any Subsidiary or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practices;

          (l) waiver or release of any right or claim of the Company or any Subsidiary, including any write-off or other compromise of any account receivable of the Company or any Subsidiary;

          (m) commencement or notice or threat of commencement of any lawsuit or proceeding against or investigation of the Company or its affairs or any Subsidiary or its affairs;

          (n) notice of any claim of ownership by a third party of Company Intellectual Property Rights (as defined in Section 2.11 below) or of infringement by the Company or any Subsidiary of any third party's intellectual property rights;

          (o) issuance or sale by the Company or any Subsidiary of any of its shares of capital stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities;

          (p) change in pricing or royalties set or charged by the Company or any Subsidiary to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Company Intellectual Property Rights to the Company or any Subsidiary;

          (q) event or condition of any character that has had or could be reasonably expected to have a Material Adverse Effect on the Company or any Subsidiary; or

          (r) negotiation or agreement by the Company or any Subsidiary or any officer or employee thereof to do any of the things described in the preceding clauses (a) through (q) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

     2.8  TAX AND OTHER RETURNS AND REPORTS.

          (a) DEFINITION OF TAXES. For the purposes of this Agreement, "Tax" or, collectively, "Taxes" means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

          (b)  TAX RETURNS AND AUDITS.  Except as set forth in Schedule 2.8:

               (i) The Company and each Subsidiary as of the Effective Time will have prepared and filed all required federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to any and all Taxes concerning or attributable to the Company or its operations or each Subsidiary or its operations, such Returns are true and correct as to all material items and have been completed in accordance with applicable law and no Taxes will be owing after the Closing for any period covered by any of the Returns.

               (ii)   The Company and each Subsidiary as of the Effective Time:
(A) will have paid or accrued all Taxes it is required to pay or accrue and (B) will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

               (iii) Neither the Company nor any Subsidiary has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Company or any Subsidiary, nor has the Company or any Subsidiary executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

               (iv) No audit or other examination of any Return of the Company or any Subsidiary is currently in progress, nor has the Company or any Subsidiary been notified of any request for such an audit or other examination.

               (v) Neither the Company nor any Subsidiary has any liabilities for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved against in accordance with GAAP on the balance sheet, whether asserted or unasserted, contingent or otherwise, and the Company has no knowledge of any basis of the assertion of any such liability attributable to the Company, its assets or operations or any Subsidiary, its assets or operations.

               (vi) The Company has provided to Parent copies of all federal and state income and all state sales and use Tax Returns for all periods since the date of the Company's and each Subsidiary's incorporation.

               (vii) There are (and as of immediately following the Effective Time there will be) no liens, pledges, charges, claims, security interests or other encumbrances of any sort ("Liens") on the assets of the Company or any Subsidiary relating to or attributable to Taxes.

               (viii) The Company has no knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company or any Subsidiary.

               (ix) None of the Company's nor any Subsidiary's assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

               (x) As of the Effective Time, there will not be any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or 162 of the Code.

               (xi) Neither the Company nor any Subsidiary has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company or any Subsidiary.

               (xii) Neither the Company nor any Subsidiary is a party to a tax sharing or allocation agreement nor does the Company or any Subsidiary owe any amount under any such agreement.

               (xiii) Neither the Company nor any Subsidiary is, nor has been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

               (xiv) The Company's and each Subsidiary's tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on the Company's tax books and records.

     2.9 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which the Company or any Subsidiary is a party or otherwise binding upon the Company or any Subsidiary which has or reasonably could be expected to have the effect of prohibiting or impairing any business practice of the Company or any Subsidiary, any acquisition of property (tangible or intangible) by the Company or any Subsidiary or the conduct of business by the Company or any Subsidiary. Without limiting the foregoing, neither the Company nor any Subsidiary has entered into any agreement under which the Company or Subsidiary is restricted from selling, licensing or otherwise distributing any of its products or drug candidates to any class of customers, in any geographic area, during any period of time or in any segment of the market.

     2.10 TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES.

          (a) Neither the Company nor any Subsidiary owns any real property, nor have they ever owned any real property. Schedule 2.10(a) sets forth a list of all real property currently, or at any time in the past, leased by the Company or any Subsidiary, the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental and/or other fees payable under any such lease. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

          (b) The Company and each Subsidiary has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens (as defined in Section 2.8(b)(vii)), except as reflected in the Company Financials or in Schedule 2.10(b) and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

     2.11 INTELLECTUAL PROPERTY.

          (a) For the purposes of this Agreement, the following terms have the following definitions:

               (i) "INTELLECTUAL PROPERTY" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, drug candidates, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; and (vii) any similar or equivalent rights to any of the foregoing anywhere in the world.

               (ii) "COMPANY INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company or any Subsidiary.

               (iii) "REGISTERED INTELLECTUAL PROPERTY" means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

          (b) Schedule 2.11(b) lists all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any Subsidiary (the "Company Registered Intellectual Property").

          (c) Schedule 2.11(c) lists all proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office ("PTO") or equivalent authority anywhere in the world) related to any Company Intellectual Property. Except as set forth in Schedule 2.11(c), no Company Intellectual Property or product or service of the Company or any Subsidiary is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by the Company or any Subsidiary, or which may affect the validity, use or enforceability of such Company Intellectual Property.

          (d) Each item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees in connection with such Registered Intellectual Property have been made and all necessary documents and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property.

          (e) Except as set forth in Schedule 2.11(e): (i) the Company and each Subsidiary owns and has good and exclusive title to each item of Intellectual Property used in connection with the operation or conduct of its business, including all Company Registered Intellectual Property listed on Schedule 2.11(b), free and clear of any lien or encumbrance; and (ii) the Company and each Subsidiary is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of its business, including the sale of any products or drug candidates or the provision of any services by it.

          (f) The Company and each Subsidiary owns exclusively, and has good title to, all drug candidates and all copyrighted works that are its products or which it otherwise purports to own.

          (g) To the extent that any work, invention, or material has been developed or created by a third party for the Company or any Subsidiary, the Company and each Subsidiary has a written agreement with such third party with respect thereto and the Company and each Subsidiary thereby has obtained ownership of, and is the exclusive owner of, or has a valid license to use, all Intellectual Property in such work, material or invention by operation of law or by valid assignment.

          (h) Except as set forth in Schedule 2.11(h), neither the Company nor any Subsidiary has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was Company Intellectual Property, to any third party.

          (i) Schedule 2.11(i) lists all contracts, licenses and agreements to which the Company or any Subsidiary is a party that are currently in effect (i) with respect to Company Intellectual Property licensed or offered to any third party; or (ii) pursuant to which a third party has licensed or transferred any Intellectual Property to the Company or the Subsidiary.

          (j) The contracts, licenses and agreements listed on Schedule 2.11(i) are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements. The Company and each Subsidiary is in compliance with, and has not breached any term any of such contracts, licenses and agreements and, to the knowledge of the Company and each Subsidiary, all other parties to such contracts, licenses and agreements are in compliance with, and have not breached any term of, such contracts, licenses and agreements. To the knowledge of the Company and each Subsidiary, except as set forth in Schedule 2.11(j), following the Closing Date, the Surviving Corporation will be permitted to exercise all of the Company's and each Subsidiary's rights under the contracts, licenses and agreements listed on Schedule 2.11(i) to the same extent the Company and the Subsidiary would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or the Subsidiary would otherwise be required to pay.

          (k) Schedule 2.11(k) lists all contracts, licenses and agreements between the Company or any Subsidiary and any third party wherein or whereby the Company or any Subsidiary has agreed to, or assumed, any obligation or duty to warrant, indemnify, hold harmless or otherwise assume or incur any obligation or liability with respect to the infringement or misappropriation by the Company or any Subsidiary or such third party of the Intellectual Property of any third party.

          (l) The operation of the business of the Company and each Subsidiary as such businesses currently are conducted, including the Company's and each Subsidiary's design, development, manufacture, marketing and sale of the products, drug candidates or services (including products and drug candidates currently under development), has not, does not and will not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

          (m) The Company and each Subsidiary (including each of their officers, directors and, to the best of the Company's knowledge, employees) has not received notice from any third party that the operation of its business or any act, product, drug candidate or service of the Company or any Subsidiary, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

          (n) Except as set forth in Schedule 2.11(n), to the knowledge of the Company and each Subsidiary, (i) no Person has or is infringing or misappropriating any Company Intellectual Property and (ii) there have been, and are, no claims asserted against the Company or any Subsidiary or against any customer of the Company or any Subsidiary, related to any product, drug candidate or service of the Company or any Subsidiary.

          (o) The Company and each Subsidiary has taken reasonable steps to protect its rights in its confidential information and trade secrets or any trade secrets or confidential information of third parties provided to the Company or any Subsidiary, and, without limiting the foregoing, the Company and each Subsidiary has and enforces a policy requiring each employee and contractor with access to Company Intellectual Property to execute a proprietary information/confidentiality agreement substantially in the Company's or the Subsidiary's standard form and all current and former employees and contractors of the Company and each Subsidiary have executed such an agreement. EXHIBIT 2.11(o) is the Company's and each Subsidiary's standard form of proprietary information/confidentiality agreement for employees and contractors.

     2.12 AGREEMENTS, CONTRACTS AND COMMITMENTS.  Except as set forth on
Schedule 2.12(a), neither the Company nor any Subsidiary has, or is a party to or is bound by:

               (i)    any collective bargaining agreements;

               (ii) any agreements or arrangements that contain any severance pay or post-employment liabilities or obligations;

               (iii) any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements;

               (iv) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or any consulting or sales agreement, contract or commitment under which any firm or other organization provides services to the Company or any Subsidiary;

               (v) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

               (vi)   any fidelity or surety bond or completion bond;

               (vii) any agreement, contract or commitment under which it has limited or restricted its right to compete with any person in any respect;

               (viii) any agreement of indemnification or guaranty;

               (ix) any agreement, contract or commitment containing any covenant limiting the freedom of the Company or any Subsidiary to engage in any line of business or to compete with any person;

               (x) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $10,000;

               (xi) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company's or any Subsidiary's business;

               (xii) any mortgages, indentures, loans or credit agreements, security agreements or other arrangements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (viii) hereof;

               (xiii) any purchase order or contract for the purchase of raw materials involving $10,000 or more;

               (xiv) any distribution, joint marketing or development agreement;

               (xv) any assignment, license or other agreement with respect to any form of intangible property; or,

               (xvi) any other agreement, contract or commitment that involves $10,000 or more or is not cancelable without penalty within thirty (30) days.

Except for such alleged breaches, violations and defaults, and events that would constitute a breach, violation or default with the lapse of time, giving of notice, or both, all of which are noted in Schedule 2.12(b), neither the Company nor any Subsidiary has breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract or commitment required to be set forth on
Schedule 2.12(a) or Schedule 2.11(i) (any such agreement, contract or commitment, a "Contract"). Each Contract is in full force and effect and, except as otherwise disclosed in Schedule 2.12(b), is not subject to any default thereunder of which the Company or any Subsidiary has knowledge by any party obligated to the Company or any Subsidiary pursuant thereto.

     2.13 INTERESTED PARTY TRANSACTIONS. Except as set forth on Schedule 2.13, no officer, director or, to the best of the Company's knowledge, stockholder of the Company or any Subsidiary (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an economic interest in any entity which furnished or sold, or furnishes or sells, services, drug candidates or products that the Company or any Subsidiary furnishes or sells or proposes to furnish or sell, (ii) an economic interest in any entity that purchases from or sells or furnishes to, the Company or any Subsidiary, any goods or services or (iii) a beneficial interest in any contract or agreement set forth in Schedule 2.12(a) or Schedule 2.11(i); provided, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "economic interest in any entity" for purposes of this Section 2.13.

     2.14 COMPLIANCE WITH LAWS. The Company and each Subsidiary has complied in all respects with, is not in violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation, the failure to comply with which would have a Material Adverse Effect.

     2.15 LITIGATION. Except as set forth in Schedule 2.15, there is no action, suit or proceeding of any nature pending or threatened against the Company or any Subsidiary, its properties or any of its officers or directors, in their respective capacities as such. Except as set forth in Schedule 2.15, there is no investigation pending or threatened against the Company or any Subsidiary, its properties or any of its officers or directors by or before any governmental entity. Schedule 2.15 sets forth, with respect to any pending or threatened action, suit, proceeding or investigation, the forum, the parties thereto, the subject matter thereof and the amount of damages, claims or other remedy requested. No governmental entity has at any time challenged or questioned the legal right of the Company or any Subsidiary to conduct its business in the present manner or style thereof.

     2.16 INSURANCE. Schedule 2.16 lists all insurance policies maintained by the Company or any Subsidiary, which policies are valid and enforceable, and there is no claim by the Company or any Subsidiary pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid and the Company and each Subsidiary is otherwise in material compliance with the terms of such policies (or other policies and bonds providing substantially similar insurance coverage). Neither the Company nor any Subsidiary has any knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

     2.17 MINUTE BOOKS. The minute books of the Company and each Subsidiary made available to counsel for Parent are the only minute books of the Company and each Subsidiary and contain a reasonably accurate summary of all meetings of directors (or committees thereof) and stockholders or actions by written consent since the time of incorporation of the Company and each Subsidiary. The Company and each Subsidiary is in full compliance with all of the terms and provisions of its Articles of Incorporation and Bylaws.

     2.18 RELATIONSHIPS WITH SUPPLIERS AND LICENSORS. No current supplier to the Company or any Subsidiary has notified it of an intention to terminate or substantially alter its existing business relationship with the Company or the Subsidiary nor has any licensor under a license agreement with the Company or any Subsidiary notified the Company or the Subsidiary of an intention to terminate or substantially alter the Company's or the Subsidiary's rights under such license.

     2.19 TRADE SECRETS. The Company and each Subsidiary has taken reasonable security measures to protect the confidentiality of its trade secrets. All current and past employees or consultants of the Company and each Subsidiary, who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed such trade secrets, or who have or had access to information disclosing such trade secrets, have entered into confidentiality and non-disclosure agreements with the Company (the "Trade Secret Agreements"). Any exception which has been taken to the Trade Secrets Agreements (for example an employee or consultant excluding a prior invention) is described in Schedule 2.19, including the exception taken and the employee taking such exception. To the knowledge of the Company and each Subsidiary, neither the Company or any Subsidiary, nor any employees or consultants of the Company or any Subsidiary, have caused any of the Company's or any Subsidiary's trade secrets to become part of the public knowledge or literature, nor has the Company or any Subsidiary, or any of the employees or consultants of the Company or any Subsidiary, permitted any such trade secrets to be used, divulged or appropriated for the benefit of persons to the material detriment of the Company or any Subsidiary.

     2.20 ENVIRONMENTAL MATTERS.

          (a) Neither the Company nor any Subsidiary is in violation of any Federal, state or local Environmental Law (as defined below), which violation could reasonably be expected to result in a material liability to the Company or any Subsidiary or its properties and assets. Neither the Company, any Subsidiary nor, to the knowledge of the Company, and Subsidiary and the Company Stockholders, any third party has used, released, discharged, generated, manufactured, produced, stored, or disposed of in, on, under or about its owned or leased property or other assets, or transported thereto or therefrom, any Hazardous Materials (as defined below) in a manner that could reasonably be expected to subject the Company or any Subsidiary to a material liability under any Environmental Law; there are no underground tanks, whether operative or temporarily or permanently closed, located on its owned or leased property or other assets; there are no polychlorinated biphenyls ("PCBs") or items containing PCBs used, stored or present at, on or, to the knowledge of the Company and each Subsidiary, near its owned or leased property or assets; and there is or has been no condition, circumstance, action, activity or event that could reasonably be expected to form the basis of any violation of, or material liability to the Company or any Subsidiary under, any local, state or Federal Environmental Law.

          (b) There is no proceeding, investigation or inquiry by any local, state or Federal governmental authority or any non-governmental third party with respect to the presence or release of such Hazardous Materials in, on, from or to the Company's or any Subsidiary's owned or leased property and, to the knowledge of the Company and each Subsidiary, no such proceedings are threatened or contemplated by any such governmental authorities or non-governmental third parties.

          (c) For purposes of this Agreement, (i) "Environmental Law" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, ET SEQ.) ("CERCLA"); the Federal Clean Water Act (33 U.S.C. Section 1251, ET SEQ.); the Federal Clean Air Act
(42 U.S.C. Section 7401); Federal Insecticide, Fungicide, and Rodenticide Act
(7 U.S.C. Section 136 ET SEQ.); Toxic Substances Control Act (15 U.S.C. Section 2601 ET SEQ.); Resource Conservation and Recovery Act (42 U.S.C. Section 6901 ET SEQ.) ("RCRA"); and Emergency Planning and Community Right to Know Act
(42 U.S.C. Section 11001 ET SEQ.), together with applicable state and local laws of similar substance, and (ii) "Hazardous Materials" shall mean substances defined as "hazardous substances," "hazardous materials," or "toxic substances" in CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. Section 1801, ET SEQ.) and RCRA; those substances defined as "hazardous waste," "hazardous materials" or "regulated substances" by RCRD; those substances designated as a "hazardous substance" pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. Section 1317); those substances regulated as a hazardous chemical substance or mixture or as an imminently hazardous chemical substance or mixture pursuant to Section 6 or 7 of the Toxic Substances Control Act
(15 U.S.C. Sections 2605, 2606); those substances defined as a pesticide pursuant to Section 136(u) of the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136(u)); those substances defined as hazardous waste constituents in 40 CFR 260.10, specifically including Appendix VII and VIII of Subpart D of 40 CFR 261; and those substances defined by the Atomic Energy Act of 1954, as amended (42 U.S.C. Sections 3011, ET SEQ., as amended) as a source, special nuclear or by-product material; and in the regulations adopted and publications promulgated pursuant to said laws.

     2.21 BROKERS' AND FINDERS' FEES; THIRD PARTY EXPENSES. Except as set forth on Schedule 2.21, neither the Company nor any Subsidiary has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. Schedule 2.21 sets forth the principal terms and conditions of any agreement, written or oral, with respect to such fees. Schedule 2.21 sets forth the Company's current reasonable estimate of all Third Party Expenses (as defined in Section 5.4) expected to be incurred by the Company and any Subsidiary in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

     2.22 PERMITS AND LICENSES; NO DEBARMENT.

          (a) Schedule 2.22 contains a complete and correct copy of (i) each pending application or registration for governmental approval and each governmental approval held by the Company or any Subsidiary to develop, manufacture, test (including, without limitation, preclinical tests and clinical trials), import, export, store, market and sell the Company's or any Subsidiary's products or drug candidates, and (ii) the most recent report by or on behalf of the FDA or any other governmental body involving or relating to any facility inspection of the Company's or any Subsidiary's facilities. Except as set forth in Schedule 2.22, (i) the Company and each Subsidiary possesses such governmental approvals from all governmental bodies including, without limitation, all FDA approvals, necessary to permit the operation of its business in the manner as the same is currently conducted, and to operate, own or occupy its properties, (ii) there have been no product recalls, field corrective activity, medical device reports, warning letters or administrative actions by the FDA or any other governmental body, and (iii) to the best of the Company's and each Subsidiary's knowledge (aa) there is no administrative action pending or threatened for the revocation of any such governmental approval and (bb) assuming the obtaining of the authorizations, consents, approvals and other actions listed in Schedule 2.22, no governmental approval by any governmental body having jurisdiction over the operation of the Company's or any Subsidiary's businesses, whether in whole or in part, will be revoked, or become ineffective or subject to revocation, as a consequence of the transactions contemplated by this Agreement.

          (b) Neither the Company nor any of its Subsidiaries (i) has been debarred or received notice of action or threat of action with respect to its debarment under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. Section 335(a) and (b), or (ii) has used in any capacity the services of any individual, corporation, partnership or association which has been debarred under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C.
Section 335(a) and (b).

     2.23 EMPLOYEE MATTERS AND BENEFIT PLANS.

          (a) DEFINITIONS. With the exception of the definition of "Affiliate" set forth in Section 2.23(a)(i) below (which definition shall apply only to this Section 2.23), for purposes of this Agreement, the following terms shall have the meanings set forth below:

               (i) "Affiliate" shall mean any other person or entity under common control with the Company or any Subsidiary within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations thereunder;

               (ii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

               (iii) "Company Employee Plan" shall refer to any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded and whether or not legally binding, including without limitation, each "employee benefit plan" within the meaning of Section 3(3) of ERISA, which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Subsidiary or any Affiliate for the benefit of any "Employee" (as defined below), and pursuant to which the Company or any Subsidiary or any Affiliate has or may have any material liability contingent or otherwise;

               (iv) "Employee" shall mean any current, former or retired employee, officer, or director of the Company or any Subsidiary or any Affiliate;

               (v) "Employee Agreement" shall refer to each management, employment, severance, consulting, relocation, repatriation, expiration, visas, work permit or similar agreement or contract between the Company or any Subsidiary or any Affiliate and any Employee or consultant;

               (vi)   "IRS" shall mean the Internal Revenue Service;

               (vii) "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA; and

               (viii) "Pension Plan" shall refer to each Company and Subsidiary Employee Plan which is an "employee pension benefit plan," within the meaning of
Section 3(2) of ERISA.

          (b) SCHEDULE. Schedule 2.23(b) contains an accurate and complete list of each Company Employee Plan and each Employee Agreement, together with a schedule of all liabilities, whether or not accrued, under each such Company Employee Plan or Employee Agreement. Neither the Company nor any Subsidiary has any plan or commitment, whether legally binding or not, to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

          (c) DOCUMENTS. The Company has provided to Parent (i) correct and complete copies of all documents embodying or relating to each Company Employee Plan and each Employee Agreement including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three most recent annual reports

(Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination letters and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS or the Department of Labor ("DOL") with respect to any Company Employee Plan; (vii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company or any Subsidiary; and
(viii) all registration statements and prospectuses prepared in connection with each Company Employee Plan.

          (d)  EMPLOYEE PLAN COMPLIANCE.  Except as set forth on
Schedule 2.23(d), (i) the Company and each Subsidiary has performed in all material respects all obligations required to be performed by it under each Company Employee Plan, and each Company Employee Plan has been established and maintained in all materials respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Company Employee Plan; (iii) there are no actions, suits or claims pending, or, to the best of the Company's and each Subsidiary's knowledge, threatened or anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (iv) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to the Company or any Subsidiary, Parent or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (v) there are no inquiries or proceedings pending or, to the best of the Company's and each Subsidiary's knowledge, threatened by the IRS or DOL with respect to any Company Employee Plan; (vi) neither the Company nor any Subsidiary is subject to any penalty or tax with respect to any Company Employee Plan under Section 402(i) of ERISA or Section 4975 through 4980 of the Code; and
(vii) all contributions, including any top heavy contributions, required to be made by the Company or any ERISA affiliate to any Company Employee Plan have been made or shall be made on or before the Closing Date.

          (e) PENSION PLANS. Neither the Company nor any Subsidiary currently maintains, sponsors, participates in or contributes to, nor has it ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 4.12 of the Code.

          (f) MULTIEMPLOYER PLANS. At no time has the Company or any Subsidiary contributed to or been requested to contribute to any Multiemployer Plan.

          (g)  NO POST-EMPLOYMENT OBLIGATIONS.  Except as set forth in
Schedule 2.23(g), no Company Employee Plan provides, or has any liability to provide, life insurance, medical or other employee benefits to any Employee upon his or her retirement or termination of employment for any reason, including continuation health care coverage under Section 4980B of the Code, and the Company and each Subsidiary has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment.

          (h)  EFFECT OF TRANSACTION.

               (i) Except as set forth on Schedule 2.23(h)(i), the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

               (ii) Except as set forth on Schedule 2.23(h)(ii), no payment or benefit which will or may be made by the Company, any Subsidiary or Parent or any of their respective Affiliates with respect to any Employee will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

          (i) EMPLOYMENT MATTERS. The Company and each Subsidiary (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

          (j) LABOR. No work stoppage or labor strike against the Company or any Subsidiary is pending or, to the best knowledge of the Company and each Subsidiary, threatened. Except as set forth in Schedule 2.23(j), neither the Company or any Subsidiary is involved in or, to the knowledge of the Company and each Subsidiary, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in liability to the Company or any Subsidiary. Neither the Company nor any Subsidiary has engaged in any unfair labor practices within the meaning of the National Labor Relations Act which would, individually or in the aggregate, directly or indirectly result in a liability to the Company or any Subsidiary. Except as set forth in
Schedule 2.23(j), neither the Company nor any Subsidiary is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company or any Subsidiary.

     2.24 EMPLOYEES. To the best of the Company's and each Subsidiary's knowledge, no employees of the Company or any Subsidiary (i) are in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by the Company or the Subsidiary or to the use of trade secrets or proprietary information of others and (ii) have given notice to the Company or any Subsidiary, nor is the Company or any Subsidiary otherwise aware, that any such employee intends to terminate his or her employment with the Company or any Subsidiary. The employment of all of the Company's employees shall have been terminated effective no later than immediately prior to the Effective Time, and as of the Effective Time none of the Company's employees shall have any claim arising out of the relationship of employment, the termination of employment, or any matter arising out of the employee's relationship with the Company or the transactions contemplated by this Agreement, other than any rights the employee may have (x) to receive a portion of the Merger Consideration as a holder of any Company Capital Stock or an Assumed Option, (y) to receive the distribution of such employee's vested interest in the Avid Corporation Savings Retirement Plan, or (z) to receive the portion of the Severance Payments (as defined in Section 4.1(n) below) to which the employee may be entitled.

     2.25 DISTRIBUTION OF MERGER CONSIDERATION. The Merger Consideration, when distributed in accordance with Sections 1.7 and 1.8, shall be distributed to the holders of Company Capital Stock in accordance with the provisions of the Company's Articles of Incorporation in effect immediately prior to the Effective Time and any other document or agreement among the Company and such holders related to the distribution of the Merger Consideration. No holder of Company Capital Stock shall have any claims against Parent in connection with the distribution of the Merger Consideration pursuant to Sections 1.7 and 1.8 (other than for the failure to distribute the Merger Consideration to the Exchange Agent in accordance with the information contained in the Agent Certificates). For purposes of this Section 2.25, the holders of the Company Capital Stock shall include each holder of an Assumed Option and each holder of an Assumed Warrant that timely and properly exercises the Assumed Option or the Assumed Warrant after the Closing.

     2.26 REPRESENTATION COMPLETE. None of the representations or warranties made by the Company (as modified by the Company Schedules), nor any statement made in any schedule or certificate furnished by the Company pursuant to this Agreement, or furnished in or in connection with documents mailed or delivered to the stockholders of the Company in connection with soliciting their consent to this Agreement and the Merger, contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading. The Company has disclosed to Parent all facts that are known to the Company to be material (individually or in the aggregate) to the business, assets, liabilities, financial condition, prospects or operations of the Company and each Subsidiary.

     2.27 QUALITY BIOTECH, INC. The Company has completed the sale of all of its interest in the capital stock of Quality Biotech, Inc. ("QBI") and owns no interest in any capital stock of QBI. Neither the Company nor any Subsidiary is subject to, nor will the Company or any Subsidiary at any time prior to the Closing be subject to, and Parent and the Surviving Corporation will not at any time after the Closing be subject to, any liability, indebtedness, obligation, expense or claim of any type, whether accrued, absolute, contingent, matured, unmatured or other, arising from or related to the Company's ownership of QBI or the operation or conduct of QBI's business at any time. Since January 1, 1997, neither the Company nor any Subsidiary has transferred any of its assets (whether real or personal, tangible or intangible) to QBI, nor has the Company or any Subsidiary assumed any liability, indebtedness, obligation or expense of QBI.


                                   ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub represent and warrant to the Company as follows:

     3.1 ORGANIZATION, STANDING AND POWER. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the corporate power to own, operate and lease its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on Parent and Merger Sub as a whole.

     3.2 AUTHORITY. Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligations of Parent and Merger Sub, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Except as set forth on Schedule 3.2, the execution and delivery of this Agreement by the Parent does not, and, as of the Effective Time, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict") (i) any provision of the Certificate of Incorporation or Bylaws of the Parent or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Parent or its properties or assets. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, country, local or foreign governmental authority, instrumentality, agency or commission or any third party (so as not to trigger any Conflict) is required by or with respect to the Parent in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Merger Agreement with the Delaware Secretary of State and the Pennsylvania Secretary of State, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and (iii) such other consents, waivers, authorizations, filings, approvals and registrations which are set forth on
Schedule 3.2.

     3.3  CAPITAL STRUCTURE.

          (a) The authorized stock of Parent consists of 75,000,000 shares of Common Stock, of which 17,585,108 shares were issued and outstanding as of March 31, 1997, and 5,000,000 shares of Preferred Stock, none of which is issued or outstanding. The authorized capital stock of Merger Sub consists of 100 shares of Common Stock, all of which, as of the date hereof, are issued and outstanding and are held by Parent. All such shares have been duly authorized, and all such issued and outstanding shares have been validly issued, are fully paid and nonassessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof.

          (b) The shares of Parent Common Stock to be issued pursuant to the Merger, when issued, will be duly authorized, validly issued, fully paid and nonassessable.

     3.4 SEC DOCUMENTS; PARENT FINANCIAL STATEMENTS. Parent has furnished or made available to the Company true and complete copies of all reports or registration statements filed by it with the U.S. Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act") for all periods since November 1, 1996, all in the form so filed (all the foregoing being collectively referred to as the "SEC Documents"). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a document subsequently filed with the SEC. The financial statements of Parent, including the notes thereto, included in the SEC Documents (the "Parent Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and present fairly the consolidated financial position of Parent at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments). There has been no change in Parent accounting policies except as described in the notes to the Parent Financial Statements.

     3.5 NO MATERIAL ADVERSE CHANGE. Since the date of the balance sheet included in the Parent's most recently filed report on Form 10-Q, Parent has conducted its business in the ordinary course and there has not occurred: (a) any material adverse change in the financial condition, liabilities, assets (including intellectual property assets) or business of Parent; (b) any amendment or change in the Certificate of Incorporation or Bylaws of Parent; or
(c) any damage to, destruction or loss of any assets of Parent (whether or not covered by insurance) that materially and adversely affects the financial condition or business of Parent.

     3.6 LITIGATION. There is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Parent has received any notice of assertion against Parent, which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.


                                   ARTICLE IV

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 CONDUCT OF BUSINESS OF THE COMPANY. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company agrees (except to the extent that Parent shall otherwise consent in writing) to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. The Company shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of its business, and any material event involving or adversely affecting the Company or its business. Parent acknowledges that the Company is not able to pay the expenses related to the development of the Lead Compound, the Company's good faith estimate of which are listed on Schedule 4.1 (the "Lead Compound Expenses"), that are, or will become prior to the Effective Time, due and payable. Parent agrees that the failure of the Company to pay such Lead Compound Expenses when due in the amounts set forth on Schedule 4.1, or in any amount in excess of the amounts set forth on Schedule 4.1 that is approved by Parent (which approval may be given or withheld in Parent's sole discretion) in a writing specifically referencing this
Section 4.1, will not constitute a breach of the Company's obligations under this Section 4.1 or any other provision of this Agreement. Except as expressly contemplated by this Agreement, the Company shall not, without the prior written consent of Parent:

          (a) Enter into any commitment, activity or transaction not in the ordinary course of business;

          (b) Transfer to any person or entity any rights to any Company Intellectual Property Rights;

          (c) Enter into or amend any agreements pursuant to which any other party is granted manufacturing, marketing, distribution or similar rights of any type or scope with respect to any products or drug candidates of the Company;

          (d) Amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of, any of the agreements set forth or described in the Company Schedules;

          (e) Amend or otherwise modify (or agree to do so), or violate the terms of, any of the agreements set forth or described in Schedule 2.11(i);

          (f)  Commence any litigation or any dispute resolution process;

          (g) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Capital Stock (or options, warrants or other rights exercisable therefor);

          (h) Except for the issuance of shares of Company Capital Stock upon exercise or conversion of presently outstanding Options or Warrants, issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of Company Capital Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

          (i) Cause or permit any amendments to its Articles of Incorporation or Bylaws;

          (j) Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company;

          (k) Fail in any material respect to comply with any laws, ordinances, regulations or other governmental restrictions applicable to the Company;

          (l) Sell, lease, license or otherwise dispose of any of its properties or assets except in the ordinary course of business and consistent with past practice;

          (m) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of the Company or guarantee any debt securities of others, except (i) indebtedness incurred for the payment of the Lead Compound Expenses, the terms of which Parent has approved (which approval may be given or withheld in Parent's sole discretion), in an aggregate amount not to exceed $400,000, unless the excess amount is approved by Parent (which approval may be given or withheld in Parent's sole discretion) in a writing specifically referencing this Section 4.1(m) ("Lead Compound Debt"), and
(ii) indebtedness incurred for the payment of other expenses of the Company, which if any of the terms of the indebtedness may have application after the Closing Parent has approved (which approval may be given or withheld in Parent's sole discretion), in an aggregate amount not to exceed $450,000, unless the excess amount is approved by Parent (which approval may be given or withheld in Parent's sole discretion) in a writing specifically referencing this Section 4.1(m) ("Bridge Debt");

          (n) Grant any severance or termination pay to any director, officer, employee or consultant, except (i) payments made pursuant to standard written agreements outstanding on the date hereof (which agreements are disclosed on Schedule 4.1(n)) or (ii) other payments approved by the Company's Board of Directors prior to the date hereof that are disclosed on Schedule 4.1(n)), that are paid pursuant to an ERISA qualified severance plan, and that will not in the aggregate, when added to the aggregate amount of the Bridge Debt, all Third Party Expenses of the Company, and all Unpaid Company Liabilities, exceed $1,250,000 (the "Severance Payments");

          (o) Adopt or amend any employee benefit plan, program, policy or arrangement, or enter into any employment contract, extend any employment offer, pay or agree to pay any special bonus or special remuneration to any director, employee or consultant, or increase the salaries or wage rates of its employees;

          (p) Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business and consistent with past practice;

          (q) Pay, discharge or satisfy, in an amount in excess of $10,000, in any one case or $25,000, in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Company Financial Statements;

          (r) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

          (s) Enter into any strategic alliance, joint development or joint marketing arrangement or agreement;

          (t) Fail to pay or otherwise satisfy its monetary obligations as they become due, except such as are being contested in good faith;

          (u) Waive or commit to waive any rights with a value in excess of $10,000, in any one case, or $25,000, in the aggregate;

          (v) Cancel, materially amend or renew any insurance policy other than in the ordinary course of business;

          (w) Alter, or enter into any commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest on the date hereof;

          (x) Perform any development work on or with the Lead Compound other than as expressly contemplated in the most current development plans for the Lead Compound previously provided to Parent;

          (y) Fail to inform Parent immediately and in any event within 48 hours of any and all material activities or developments related to the Lead Compound, including, but not limited to, providing to Parent (i) copies of all written correspondence and the details of all oral communications from the FDA,
(ii) copies of all written correspondence, study reports or other written materials received from any contract research organization performing services for or on behalf of the Company related to the

Lead Compound or from any manufacturers manufacturing any of the Lead Compound for or on behalf of the Company, and (iii) notice of any adverse event related to the Lead Compound, any delay in the preclinical tests or clinical trial of the Lead Compound, or any delay, difficulty or other problem in the manufacture or supply of the Lead Compound to be used in the preclinical tests or clinical trial of the Lead Compound;

          (z) Fail to give Parent a reasonable opportunity (i) to review, prior to delivery, all written correspondence from the Company to the FDA or to any contract research organization, manufacturer or supplier and related to the Lead Compound or to the preclinical tests or clinical trial of the Lead Compound or
(ii) to participate with the Company in any oral communications with the FDA initiated by the Company;

          (aa) Incur Lead Compound Expenses and Lead Compound Debt in the aggregate (including all amounts incurred prior to the date of this Agreement) in excess of $1,000,000, unless the excess amount is approved by Parent (which approval may be given or withheld in Parent's sole discretion) in a writing specifically referencing this Section 4.1(aa); or

          (ab) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (aa) above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.

     4.2 NO SOLICITATION. Until the earlier of the Effective Time and the date of termination of this Agreement pursuant to the provisions of Section
8.1 hereof, the Company will not (nor will the Company permit any of the Company's officers, directors, stockholders, agents, representatives or affiliates to) directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit, initiate, entertain, or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with, any person relating to any possible acquisition of the Company or any of its Subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or assets or any equity interest in the Company or any of its Subsidiaries; (b) provide information with respect to it to any person, other than Parent, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such person with regard to, any possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or assets or any equity interest in the Company or any of its Subsidiaries; (c) enter into an agreement with any person, other than Parent, providing for the acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or assets or any equity interest in the Company or any of its Subsidiaries; or (d) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of the Company or any of its Subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or assets or any equity interest in the Company or any of its Subsidiaries by any person, other than by Parent. The Company shall immediately cease and cause to be terminated any such contacts or negotiations with third parties relating to any such transaction or proposed transaction. Except as contemplated by this Agreement (including, without limitation, the disclosure to the Company's stockholders contemplated by
Section 5.1(c) below), disclosure by the Company of the terms hereof (other than the prohibition of this section) shall be deemed to be a violation of this Section 4.2.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS


     5.1  SALE AND REGISTRATION OF SHARES; STOCKHOLDER MATTERS.

          (a) SALE OF SHARES. The parties hereto acknowledge and agree that the that shares of Parent Common Stock issuable to the stockholders pursuant to Sections 1.6 and 1.7 hereof, shall constitute "restricted securities" within the meaning of the Securities Act. The certificates for shares of Parent Common Stock to be issued in the Merger shall bear appropriate legends to identify such privately placed shares as being restricted under the Securities Act and to comply with applicable state securities laws. It is acknowledged and understood that Parent is relying upon the written representations made by each stockholder in the Stockholder Questionnaire in determining the availability of exemptions from the registration and qualification provisions of applicable securities laws for the issuance of the Parent Common Stock in the Merger.

          (b) STOCKHOLDER QUESTIONNAIRE. The Company will use reasonable efforts to cause each stockholder of the Company to execute and deliver to Parent a Stockholder Questionnaire in the form attached hereto as EXHIBIT 5.1(b) (the "Stockholder Questionnaire").

          (c) COMPANY STOCKHOLDER APPROVAL. As promptly as practicable after the execution of this Agreement the Company shall submit this Agreement and the transactions contemplated hereby to its stockholders for approval and adoption as provided by Pennsylvania Law and its Articles of Incorporation and Bylaws. The Company shall use its best efforts to solicit and obtain the written consent of its stockholders to approve the Merger and this Agreement and to enable the Closing to occur as promptly as practicable. In connection with such stockholder approval as soon as practicable after the execution of this Agreement, the Company shall prepare, with the cooperation of Parent, an Information Statement for purposes of soliciting such written consent of the stockholders. The Information Statement shall also constitute a disclosure document for the offer and sale of the shares of Parent Common Stock to be received by the holders of the Company Capital Stock in the Merger. The Company shall use its best efforts, with the cooperation of Parent, to cause such Information

Statement to be distributed to the Company's stockholders no later than July 22, 1997. Parent and the Company shall each use its best efforts to cause the Information Statement to comply with applicable federal and state securities laws requirements, including, without limitation, the requirements of Regulation D (including Rule 502(b)) under the Securities Act. The Company shall not be required to investigate the information provided by Parent and shall be entitled to rely on the accuracy and completeness thereof in determining whether the Information Statement complies with applicable federal and state securities laws requirements. Each of Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Information Statement. Each of the parties hereto will promptly advise the other parties in writing if at any time prior to the Effective Time either the Company or Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The Information Statement shall contain the unanimous recommendation of the Board of Directors of the Company that the Company stockholders approve the Merger and this Agreement and the transactions contemplated hereby and the conclusion of the Board of Directors that the terms and conditions of the Merger are fair and reasonable to the stockholders of the Company. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Information Statement any information with respect to Parent or its affiliates or associates, the form and content of which information shall not have been approved by Parent prior to such inclusion.

          (d) REGISTRATION STATEMENT ON FORM S-3. If one of the conditions described in Section 1.6(b)(ii)(A) above is satisfied, Parent shall use its reasonable efforts to file a Registration Statement on Form S-3 with the SEC covering the resale of the shares of Parent Common Stock issued in the Merger. Such registration, including Parent's obligation to file such Registration Statement on Form S-3, shall be subject to the terms and conditions set forth in the Declaration of Registration Rights attached hereto as EXHIBIT 5.1(d).

          (e) LOCK-UP OF PARENT COMMON STOCK. If one of the conditions described in Section 1.6(b)(ii)(A) above is satisfied, all shares of Parent Common Stock issued in the Merger shall be subject to lock-up for a period of up to 90 days as specified by Parent and an underwriter of Parent Common Stock or other securities of Parent following the effective date of a registration statement of Parent filed under the Securities Act in connection with an underwritten offering to the public of Parent Common Stock or other securities of Parent, and each holder of any Company Capital Stock that receives any shares of Parent Common Stock in the Merger shall not, to the extent requested by Parent and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any Parent Common Stock received by such holder in the Merger at any time during such period except pursuant to such registration statement; provided, however, that the foregoing lock-up restriction shall not apply to any offering unless in connection with the offering all executive officers and directors of the Company enter into similar agreements and all other holders of five percent (5%) or more of the outstanding Parent Common Stock are subject to or obligated to enter into similar agreements. In order to enforce the foregoing lock-up restriction, the Company may impose stop-transfer instructions with respect to the Parent Common Stock issued in the Merger until the end of such period. The lock-up restriction set forth in this Section shall terminate on the fourth anniversary of the Closing Date.

          (f) ADDITIONAL ASSURANCES. At the request of Parent, the Company shall use its best efforts to cause the Company's stockholders to execute and deliver to Parent such instruments and do and perform such acts and things as may be necessary or desirable for complying with all applicable securities laws and state corporate law.

     5.2 ACCESS TO INFORMATION. Each party shall afford the others and their accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (a) all of its properties, books, contracts, commitments and records, and (b) all other information concerning its business, properties and personnel (subject to restrictions imposed by applicable law) as the others may reasonably request, subject, in the case of Parent, to reasonable limits on access to its technical and other non-public information. No information or knowledge obtained in any investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty contained herein or, except as provided by
Section 6.3(n), the conditions of the parties to consummate the Merger.

     5.3 CONFIDENTIALITY. Each of the parties hereto hereby agrees that such information or knowledge obtained in any investigation pursuant to Section 5.2, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby shall constitute "Information" as defined in the Confidentiality Agreement between Parent and the Company dated February 18, 1997 (the "Confidentiality Agreement"), and shall be subject to all of the restrictions applicable to Information, including without limitation the restrictions on disclosure and use, contained in the Confidentiality Agreement.

     5.4 INTELLECTUAL PROPERTY. Parent and Company each agree that prior to the Merger, any and all intellectual property, including trade secrets, created or developed by either party shall remain the exclusive property of the party who created or developed such property, notwithstanding the sharing of information prior to the Merger.

     5.5 EXPENSES. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting, investment banking, broker and finder fees and expenses and all other fees and expenses of third parties (collectively, "Third Party

Expenses") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby shall be the obligation of the respective party incurring such fees and expenses; provided, however, that at the Closing an amount equal to the amount of all of the Third Party Expenses of the Company shall be deducted from the Cash Consideration and paid to the attorneys, accountants, financial advisors, investment bankers, brokers and other third parties retained by the Company. The Company shall submit to Parent no later than five (5) business days prior to the Closing a final schedule of all of its Third Party Expenses and shall cause all parties with any claims against the Company for any Third Party Expenses to submit a final invoice to the Company (with a copy of the invoice to Parent) for all fees and expenses no later than two (2) business days prior to the Closing Date. Nothing in this Section 5.5 is intended to enlarge, expand or otherwise alter any obligation of the Company to any attorneys, accountants, financial advisors, investment bankers, brokers and other third parties retained by the Company.

     5.6 PUBLIC DISCLOSURE. Unless otherwise required by law, prior to the Effective Time no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by the Company unless approved by the Parent prior to release, provided that such approval shall not be unreasonably withheld.

     5.7 CONSENTS. The Company shall use its best efforts to obtain the consents, waivers and approvals under any of the Contracts as may be required in connection with the Merger (all of such consents, waivers and approvals are set forth in Company Schedules) so as to preserve all rights of and benefits to the Company thereunder.

     5.8 FIRPTA COMPLIANCE. On or prior to the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c)(3).

     5.9 REASONABLE EFFORTS. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable efforts to ensure that its representations and warranties remain true and correct in all material respects, and to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings, and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent's subsidiaries or affiliates of shares of capital stock or any business, assets or property of Parent or its subsidiaries or affiliates or the Company or its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

     5.10 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect any remedies available to Parent.

     5.11 CERTAIN BENEFIT PLANS. Parent shall take such reasonable actions as are necessary to allow eligible employees of the Company that are hired by Parent as of the Effective Time to participate in the benefit programs of Parent as soon as practicable after the Effective Time.

     5.12 VOTING AGREEMENT. The Company shall deliver or cause to be delivered to Parent, concurrently with the execution of this Agreement, from each person listed on Schedule 5.12, an executed Voting Agreement in the form attached hereto as EXHIBIT 5.12 (the "Voting Agreements"), agreeing, among other things, to vote in favor of the Merger and against any competing proposals.

     5.13 ADDITIONAL DOCUMENTS AND FURTHER ASSURANCES. Each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions and contemplated hereby.

     5.14 NOMINATION FOR ELECTION TO PARENT BOARD OF DIRECTORS. If one of the conditions described in Section 1.6(b)(ii)(A) above is satisfied, Parent shall use good faith efforts to cause its Board of Directors to nominate an individual designated in writing by the Securityholder Agent, which individual must also be acceptable to the Chairman of Parent's Board of Directors and must have significant prior pharmaceutical experience, for election to serve in the class of Parent's Board of Directors having at the time the longest available term in accordance with the provisions of Parent's Bylaws at the first meeting of Parent's Board of Directors after the Securityholder Agent and the Chairman of Parent's Board of Directors have agreed upon the identity of the individual.

     5.15 NASDAQ NATIONAL MARKET LISTING. Parent shall cause the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, to be authorized for listing on the Nasdaq National Market, subject to official notice of issuance.

     5.16 COMPANY AUDITORS. The Company will use its commercially reasonable efforts to cause its management and its independent auditors to facilitate on a timely basis (i) the preparation of financial statements (including pro forma financial statements if required) as required by Parent to comply with applicable SEC regulations and (ii) the review of the Company's audit work papers for up to the past three years, including the examination of selected interim financial statements and data.

     5.17 OPTION TO OBTAIN RIGHTS TO LEAD COMPOUND. In the event that neither of the conditions described in Section 1.6(b)(ii)(A) is satisfied on or prior to the date that is eighteen (18) months after the Closing Date, the Securityholder Agent shall have the option ("Lead Compound Option"), subject to the conditions and on the terms described below, to acquire on behalf of each holder of any Company Capital Stock outstanding immediately prior to the Effective Time and each holder of an Assumed Option or an Assumed Warrant that is timely and properly exercised after the Closing (together, the "Former Company Stockholders") pursuant to the Technology Transfer Agreement in the form attached hereto as EXHIBIT 5.17 (the "Technology Transfer Agreement"): (i) all of Parent's and the Company's rights in the Lead Compound, in all improvements solely and exclusively of, and enhancements solely and exclusively to, the Lead Compound (the "Lead Compound Improvements") and in all documents and data created solely and exclusively in connection with the development of the Lead Compound (the "Lead Compound Information") (and in both the case of Lead Compound Improvements and Lead Compound Information, not in any way related to any of the other compounds, technologies or assets of Parent or the Company), and (ii) one copy of all documents that contain any data regarding clinical trials of the Lead Compound in combination with other drugs or drug candidates, redacted to exclude therefrom any other information contained therein (together with the Lead Compound Information, the "Lead Compound Documents"). In the event the Securityholder Agent delivers written notice to Parent of his or her election to exercise the Lead Compound Option within thirty (30) calendar days after the date of the Parent Notice (as defined in Section 5.17(a) below), Parent shall thereafter, subject to and in compliance with good medical and clinical trial practices, promptly and permanently cease, and shall cause the Company to cease, all development and use of the Lead Compound, the Lead Compound Improvements and the Lead Compound Documents (collectively, the "Lead Compound Rights").

          (a) OPTION PROCEDURES. The Lead Compound Option shall be exercisable solely by the Securityholder Agent on behalf of all of the Former Company Stockholders. Parent will (i) deliver written notice (the "Parent Notice") to the Securityholder Agent promptly after it has determined that neither of the conditions described in Section 1.6(b)(ii)(A) has been satisfied and (ii) permit the Securityholder Agent and up to two (2) consultants designated by the Securityholder Agent to review the Lead Compound Information and the Lead Compound Documents, provided that the Securityholder Agent and the consultants execute a confidentiality agreement in a form reasonably acceptable to Parent prior to initiating such review. To exercise the Lead Compound Option, the Securityholder Agent must deliver to Parent written notice (the "Agent Notice") of his or her election on behalf of all of the Former Company Stockholders to exercise the Lead Compound Option within thirty (30) calendar days after the date of the Parent Notice. Parent shall, promptly after receipt of the Agent Notice, use its reasonable efforts to obtain the consent of the party from whom the rights to the Lead Compound have been licensed (the "Licensing Party") to the transfer of all of Parent's and the Company's rights in the Lead Compound Rights to the

Securityholder Agent or his or her designee, free and clear of all liens and security interests created by Parent or, after the Effective Time, the Company. Parent shall not, however, be required to pay any consideration to the Licensing Party or to utilize any extraordinary efforts to obtain the Licensing Party's consent to the transfer. In the event that within sixty (60) days of the date of the Agent Notice (A) the Licensing Party for any reason will not consent to the transfer or (B) the Securityholder Agent has not delivered to Parent a power of attorney in the form approved by Parent executed by each Former Company Stockholder, which power of attorney shall be in full force and effect and shall appoint the Securityholder Agent as the attorney-in-fact for such Former Company Stockholder to take all actions on behalf of such Former Company Stockholder that the Securityholder Agent deems necessary or desirable in connection with the Merger, and shall release Parent from all claims related to actions taken in reliance on certificates or instructions of the Securityholder Agent, the Lead Compound Option shall terminate and Parent shall be under no obligation (X) to continue to attempt to obtain the Licensing Party's consent or (Y) to transfer its and the Company's rights to the Lead Compound Rights to the Securityholder Agent. In the event that the Licensing Party delivers to Parent its consent to the transfer and the Securityholder Agent delivers to Parent the powers of attorney within sixty (60) days of the date of the Agent Notice, Parent, the Company and the Securityholder Agent shall promptly execute the Technology Transfer Agreement.

          (b) ACKNOWLEDGMENT. The Company, for itself and all Former Company Stockholders, hereby acknowledges and agrees that:

               (i) Parent currently does not have any obligation to the Company or any Former Company Stockholder, and after the Effective Time neither Parent nor the Company will at any time have any obligation to any Former Company Stockholder, regarding the development of the Lead Compound;

               (ii) Parent currently does not have any liability or other obligation to the Company or any Former Company Stockholder, and after the Effective Time neither Parent nor the Company will at any time have any liability or other obligation to any Former Company Stockholder, for any actions it takes or omits to take with respect to the Lead Compound;

               (iii) Neither the Company nor any of the Former Company Stockholders has any claim or cause of action of any kind against Parent, and none of the Former Company Stockholders will at any time after the Effective Time have any claim or cause of action of any kind against Parent or the Company, related to the Lead Compound;

               (iv) The Lead Compound Option, in the event that it becomes exercisable by the Securityholder Agent, will represent only the option to acquire all of Parent's and the Company's rights in the Lead Compound Rights pursuant to the Technology Transfer Agreement and subject to the terms and conditions described in this Section 5.17;

               (v) In the event the Lead Compound Option is exercised by the Securityholder Agent, all rights to the Lead Compound Rights will be transferred by Parent and the Company "as is and where is, with all faults" and without any representations or warranties of any kind, express or implied (including, without limitation, the implied warranty of merchantability, the implied warranty of fitness for a particular purpose and any warranty of noninfringement), other than that all rights to the Lead Compound are transferred free and clear of all liens and security interests created by Parent or, after the Effective Time, the Company.

               (vi) The Securityholder Agent has significant knowledge regarding the Lead Compound Rights and the risks associated with the development of the Lead Compound and, at the time the Lead Compound Option is exercised, will be fully aware of and able to evaluate the risks of the transaction.

          (c) RELEASE. The Company, for itself, each of its Subsidiaries, all Former Company Stockholders and each of their respective officers, directors, stockholders, partners, agents, administrators, representatives, affiliates, predecessors in interest, successors and assigns, hereby unconditionally and forever releases and discharges Parent, each of its subsidiaries (including the Surviving Corporation), and each of their respective officers, directors, stockholders, partners, agents, administrators, representatives, affiliates, predecessors in interest, successors and assigns (the "Released Parties") of and from any and all claims, causes of action, liabilities, obligations, costs and expenses of every kind and nature whatsoever, at law or in equity, whether contractual, common law, statutory, federal, state or otherwise, known or unknown, suspected or unsuspected, direct or derivative, which now exists or may exist at any time in the future based upon, related to or arising from any actions or failures to act by any of the Released Parties with respect to the Lead Compound Rights at any time, whether before or after the Effective Time, other than (i) the failure of Parent to perform its express obligations under this Section 5.17 and (ii) in the event the Lead Compound Option is exercised and the Technology Transfer Agreement is executed, a breach of the representation and warranty contained in Section 1.2 of the Technology Transfer Agreement or the covenant contained in Section 1.4 of the Technology Transfer Agreement.

     5.18 REPAYMENT OF LEAD COMPOUND DEBT. In the event the Merger is consummated, Parent agrees to cause the Company to pay within two (2) business days after the Closing, without interest, the amount of any Lead Compound Debt incurred by the Company in accordance with the provisions of Section 4.1(m) above, subject to Parent's receipt prior to the Closing of documentation reasonably acceptable to Parent evidencing (i) the loan of the Lead Compound Debt to the Company, (ii) the payment of the Lead Compound Expenses with the proceeds of the Lead Compound Debt and (iii) the Company's receipt of the goods or services therefor, and provided that Parent shall not be obligated to cause the Company to pay any amount pursuant to this Section 5.18 for any Lead Compound Debt that, together with the amount of all unpaid Lead Compound Expenses as of the Effective Time, exceeds the amount of the Lead Compound Expenses listed in Schedule 4.1, unless the excess amount is approved by

Parent (which approval may be given or withheld in Parent's sole discretion) in a writing specifically referencing this Section 5.18.

     5.19 BRIDGE DEBT, SEVERANCE PAYMENTS AND UNPAID COMPANY LIABILITIES. In the event the Merger is consummated, Parent agrees to cause the Company to pay
(i) the amount of any Bridge Debt incurred by the Company in accordance with the provisions of Section 4.1(m) above, which payment will be made at the Closing, and (ii) the Severance Payments, which payments will be made at the Closing as directed in writing by the Securityholder Agent, except any portion of the Severance Payments in excess of six (6) months base salary for any of the individuals who are to receive such Severance Payments (the "Reserve Severance Amount"). The Reserve Severance Amount shall be withheld by Parent and shall be available to satisfy, at the discretion of and as directed by the Securityholder Agent, any of the Unpaid Company Liabilities (as defined below) within the sixty
(60) day period following the Closing Date. Within five (5) business days after the expiration of such sixty (60) day period, Parent shall cause the Company to pay the remaining portion of the Reserve Severance Amount, if any, to the individuals from whom such Reserve Severance Amount was withheld in proportion to their relative base salaries (which amounts will be set forth in a writing from the Securityholder Agent to Parent at the end of such sixty (60) day period). Parent shall have no liability to such individuals for the payment of the Severance Payments provided that it causes the Company to pay the Severance Payments in accordance with the instructions of the Securityholder Agent. Parent's obligation pursuant to this Section 5.19 to cause the Company to pay the Bridge Debt at the Closing is subject to Parent's receipt prior to the Closing of documentation reasonably acceptable to Parent evidencing (A) the loan of the Bridge Debt to the Company, (B) the payment with the proceeds of the Bridge Debt of liabilities of the Company incurred in the ordinary course of business consistent with past practices, and (C) the Company's receipt of the goods or services for which such liabilities were incurred. In addition, Parent shall have no obligation under this Section 5.19 to cause the Company to pay any Severance Payments to the extent that the aggregate amount of the Severance Payments, when added to the Third Party Expenses of the Company, the Bridge Debt and the Unpaid Company Liabilities (as defined below), exceeds $1,250,000. As used in this Agreement, "Unpaid Company Liabilities" means all liabilities, obligations and indebtedness of the Company (whether accrued, absolute, contingent, matured, unmatured or other) that both (x) were incurred by the Company or arise out of or relate to the operation of the Company's business at or prior to the Closing and (y) are not disputed in good faith by the Company as set forth in the Company Schedules, other than the Bridge Debt, the Severance Payments, the Third Party Expenses of the Company, and the Assumed Liabilities (as defined in Section 7.2(a) below).

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

          (a) STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been approved and adopted by the stockholders of the Company by the requisite vote under applicable law and the Company's Articles of Incorporation.

          (b) GOVERNMENT APPROVALS. All approvals of governments and governmental agencies necessary to consummate the transactions hereunder shall have been received.

          (c) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect.

          (d) NASDAQ LISTING. The shares of Parent Common Stock issuable to stockholders of the Company pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the Nasdaq National Market, subject to official notice of issuance.

     6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company.

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date, except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which have neither had nor reasonably would be expected to have a material adverse effect on Parent; and the Company shall have received a certificate to such effect signed on behalf of Parent by a duly authorized officer of Parent.

          (b) AGREEMENTS AND COVENANTS. Parent and Merger Sub shall have performed or compiled in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the

Effective Time, and the Company shall have received a certificate to such effect signed by a duly authorized officer of Parent.

          (c) THIRD PARTY CONSENTS. The Company shall have been furnished with evidence satisfactory to it that Parent has obtained the consents, approvals and waivers set forth in Schedule 6.2(c).

          (d) LEGAL OPINION. The Company shall have received a legal opinion from Brobeck, Phleger & Harrison, LLP, counsel to Parent, in substantially the form attached hereto as EXHIBIT 6.2(d).

     6.3  ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB.
The obligations of Parent and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date, except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which have neither had nor reasonably would be expected to have a Material Adverse Effect on the Company or Parent; and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by the chief executive officer and chief financial officer of the Company.

          (b) AGREEMENTS AND COVENANTS. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be preformed or complied with by it on or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by the chief executive officer of the Company.

          (c) THIRD PARTY CONSENTS. Parent shall have been furnished with evidence satisfactory to it that the Company has obtained the consents, approvals and waivers set forth in Schedule 6.3(c).

          (d) LEGAL OPINION. Parent shall have received a legal opinion from Peabody & Arnold, special counsel to the Company, in substantially the form attached hereto as EXHIBIT 6.3(d), which opinion may, with respect to matters of Pennsylvania law, be given in reliance upon an opinion of Drinker, Biddle & Raeth, counsel to the Company, in a form acceptable to Parent.

          (e) STOCKHOLDER QUESTIONNAIRE. Each of the Company's stockholders shall have delivered to Parent an executed Stockholder Questionnaire which shall be in full force and effect, or the Company shall have provided Parent with evidence satisfactory to Parent in its sole discretion as to the status of each of the Company's stockholders that has not delivered to Parent an executed Stockholder Questionnaire as "accredited" as defined in Regulation D.

          (f) PURCHASER REPRESENTATIVE. There shall be a Purchaser Representative, as defined in Regulation D under the Securities Act, reasonably satisfactory to Parent representing each of the stockholders of the Company who are not "accredited" as defined in Regulation D, and such Purchaser Representative shall have executed documentation reasonably satisfactory to Parent.

          (g) POWER OF ATTORNEY. Holders of not less than 95% of the aggregate number of shares of Company Capital Stock outstanding immediately prior to the Effective Time shall have delivered to the Securityholder Agent an executed power of attorney in the form approved by Parent which shall be in full force and effect appointing the Securityholder Agent as the attorney in fact for the stockholder to take all actions on behalf of the stockholder that the Securityholder Agent deems necessary or desirable in connection with the Merger and releasing Parent from all claims related to actions taken in reliance on certificates or instructions of the Securityholder Agent, and copies of each executed power of attorney shall have been delivered to Parent.

          (h) CONSULTING AND NON-COMPETITION AGREEMENTS. Each of the persons listed on Schedule 6.3(h) shall have executed and delivered to Parent, a Consulting and Non-Competition Agreement in substantially the form of EXHIBIT 6.3(h) and all of the Consulting and Non-Competition Agreements shall be in full force and effect.

          (i) MATERIAL ADVERSE CHANGE. There shall not have occurred any material adverse change in the business, assets (including intangible assets), liabilities, financial condition or results of operations of the Company since the date of the Balance Sheet.

          (j) SALE OF QUALITY BIOTECH, INC. The Company shall own no interest in any capital stock of QBI.

          (k) AMENDMENT OF LICENSE AGREEMENT. The Company shall have obtained an amendment to the license agreement for the Lead Compound executed by the Licensing Party in the form previously delivered to the Company by Parent.

          (l) ACCELERATION AND TERMINATION OF TERMINATED OPTIONS. All of the Terminated Options shall have been accelerated and terminated.

          (m) AMENDMENT OF ASSUMED OPTIONS AND WARRANTS. The Company and each holder of an Assumed Option and each holder of a Warrant shall have executed an amendment modifying the terms of the Assumed Option and the Warrant in a form acceptable to Parent.

          (n) TERMINATION OF RETIREMENT PLAN. The Avid Corporation Savings Retirement Plan shall have been terminated.

          (o) RESIGNATION OF DIRECTORS AND OFFICERS. The directors and officers of the Company in office immediately prior to the Effective Time shall have resigned as directors and officers of the Surviving Corporation effective immediately following the Effective Time.

          (p) DISSENTERS' RIGHTS. Holders of more than 2% of the outstanding shares of the Company Capital Stock shall not have exercised, nor shall they have any continued right to exercise, appraisal, dissenters' or similar rights under applicable law with respect to their shares by virtue of the Merger.

          (q) EMPLOYEE RELEASES. (i) Each person employed by the Company at any time since June 1, 1997, shall have executed a general release and waiver in a form acceptable to Parent of all claims arising out of the relationship of employment, the termination of employment, or any matter arising out of the employee's relationship with the Company or the transactions contemplated by this Agreement, other than any rights the employee may have (x) to receive a portion of the Merger Consideration as a holder of any Company Capital Stock or an Assumed Option, (y) to receive the distribution of such employee's vested interest in the Avid Corporation Savings Retirement Plan, or (z) to receive the portion of the Severance Payments to which the employee may be entitled, (ii) any period during which the employee is entitled under federal or state law to revoke the release and waiver shall have expired, and (iii) each originally executed release and waiver shall have been delivered to Parent.

          (r) DUE DILIGENCE INVESTIGATION OF LEAD COMPOUND. Parent shall have completed its due diligence investigation of the Lead Compound to Parent's satisfaction, provided that no information or knowledge obtained in such investigation shall affect or be deemed to modify any representation or warranty of the Company contained herein.

          (s) AMENDMENT TO DOMINION WARRANTS. The Company and Dominion Ventures, Inc. shall have executed an amendment modifying the terms of the Warrants held by Dominion Ventures, Inc. in a form acceptable to Parent.

          (t) AMOUNT OF CERTAIN COMPANY LIABILITIES. The amount of the Bridge Debt, the Unpaid Company Liabilities, the Third Party Expenses of the Company and the Severance Payments shall not exceed in the aggregate $1,250,000 immediately prior to the Effective Time.

          (u) ARTICLES OF INCORPORATION. The Company's Board of Directors and stockholders shall have approved an amendment to the Company's Articles of Incorporation (i) so that the distribution of the Merger Consideration in the manner set forth in Section 1.7 shall be in compliance with the provisions of the Articles of Incorporation and (ii) providing for such other changes as may be reasonably requested by Parent in connection with the Merger, and such amendment shall be in full force and effect prior to the Effective Time.

          (v) TERMINATION OF RIGHTS AGREEMENT. The Company and the other parties to the Registration Rights Agreement dated November 11, 1996, shall have terminated such Agreement prior to the Effective Time.

          (w) AMENDMENT TO MITANI AGREEMENT. The Company and Mitani & Co., Inc., shall have amended the Engagement Agreement dated April 15, 1996, as amended on April 30, 1997, so that Mitani & Co., Inc. shall have no right to acquire any capital stock of the Company or any options, warrants, conversion privileges or other rights to purchase or acquire any capital stock of the Company at any time from and after the Effective Time.


                                   ARTICLE VII

                                     ESCROW

     7.1 ESCROW PERIOD. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Closing Date and terminate at 5:00 p.m., North Carolina time, on the second anniversary of the Closing Date (the "Escrow Period"), provided that the Escrow Period shall not terminate with respect to such amount (or some portion thereof), that together with the aggregate amount remaining in the Escrow Fund is necessary in the reasonable judgment of Parent, subject to the objection of the Securityholder Agent (as defined in Section 7.2(g) below) and the subsequent arbitration of the matter in the manner provided in Section 7.2(f) hereof, to satisfy any unsatisfied claims concerning facts and circumstances existing prior to the termination of such Escrow Period specified in any Officer's Certificate delivered to the Escrow Agent (as defined in Section 7.2(a) below) prior to termination of such Escrow Period.

     7.2  ESCROW ARRANGEMENTS.

          (a) ESCROW FUND. As of the Effective Time, the Company's stockholders will be deemed to have received and deposited with the Escrow Agent 400,000 shares of Parent Common Stock (plus any additional shares as may be issued upon any stock split, stock dividend or recapitalization effected by Parent after the Effective Time) (the "Escrow Amount") without any act of any stockholder. Within ten (10) days after the Closing Date, the Escrow Amount, without any act of any stockholder, will be deposited with an institution acceptable to Parent and the Securityholder Agent as escrow agent (the "Escrow Agent"), such deposit to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth herein and at Parent's cost and expense. The portion of the Escrow Amount contributed on behalf of each stockholder of the Company shall be in proportion to the aggregate Parent Common Stock which such holder would otherwise be entitled to receive under
Section 1.7. The Escrow Fund shall be available to compensate Parent and its affiliates for any claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses, and expenses of investigation and defense (hereinafter individually a "Loss" and collectively "Losses") incurred by Parent, its officers, directors, or affiliates (including the Surviving Corporation) directly or indirectly as a result of (i) any inaccuracy or breach of a representation or warranty of the Company contained in
Article II herein (as modified by the Company Schedules), (ii) any failure by the Company to perform or comply with any covenant contained herein, including but not limited to Section 2.23 of this Agreement, (iii) any Taxes owing by the Company or any Subsidiary, whether before or after the Closing, as a result of the activities of the Company or the Subsidiary prior to the Closing, (iv) any claim by any holder of Company Capital Stock that it did not receive the portion of the Merger Consideration to which it was entitled, (v) the Company's ownership of QBI or the operation or conduct of QBI's business, (vi) any unpaid Third Party Expenses of the Company, (vii) any claim by any person employed by the Company prior to the Effective Time arising out of the relationship of employment, the termination of employment, or any matter arising out of the person's relationship with the Company or the transactions contemplated by this Agreement, other than any rights the person may have (A) to receive a portion of the Merger Consideration as a holder of any Company Capital Stock or an Assumed Option, (B) to receive the distribution of such person's vested interest in the Avid Corporation Savings Retirement Plan, or (C) to receive the portion of the Severance Payments to which the person may be entitled, or (vii) any liability or obligation of any type, whether accrued, absolute, contingent, matured, unmatured or other, incurred by the Company or arising out of or relating to the operation of the Company's business at or prior to the Effective Time, excluding
(A) all liabilities and obligations that are specified in the Company Schedules and both (1) first become due and payable after the Closing and (2) for which the goods, services or other consideration to be received by the Company in connection therewith are to be provided to the Company after the Closing, and
(B) the Lead Compound Expenses (such excluded liabilities and obligations, the "Assumed Liabilities"). Parent and the Company each acknowledge that such Losses, if any, would relate to the unresolved contingencies existing at the Effective Time, which, if resolved at the Effective Time would have led to a reduction in the aggregate Merger consideration. Nothing herein shall limit the liability of the Company for any such breach of any representation, warranty or covenant if the Merger does not close.

          (b)  DISTRIBUTIONS OF ESCROW AMOUNT.

               (i)    In the event that neither of the conditions described in
Section 1.6(b)(ii)(A) is satisfied on or prior to the date that is eighteen (18) months after the Closing Date, Parent and the Securityholder Agent shall deliver written notice to the Escrow Agent certifying that neither of such conditions has been satisfied. The Escrow Agent shall within seventy-five (75) days thereafter deliver to the stockholders of the Company the portion of the Escrow Fund, if any, in excess of 200,000 shares of Parent

Common Stock. Deliveries of Escrow Amounts to the stockholders of the Company pursuant to this Section 7.2(b)(i) shall be made based on their interest in such Escrow Amounts as of the Revaluation Date as certified by the Securityholder Agent in an Agent Certificate delivered to Parent and the Escrow Agent no later than fifteen (15) days prior to the date of the distribution from the Escrow Fund. The Escrow Agent shall not be obligated to deliver any Escrow Amounts to the stockholders of the Company pursuant to this Section 7.2(b)(i) unless and until the Securityholder Agent shall have delivered an Agent Certificate to Parent and the Escrow Agent with respect to such Escrow Amounts as required by this Section 7.2(b)(i).

               (ii) As soon as all claims specified in any Officer's Certificate delivered to the Escrow Agent prior to termination of the Escrow Period have been resolved and after the termination of the Escrow Period, the Escrow Agent shall deliver to the stockholders of the Company the remaining portion of the Escrow Fund not required to satisfy such claims. Deliveries of Escrow Amounts to the stockholders of the Company pursuant to this Section 7.2(b)(ii) shall be made based on their interest in such Escrow Amounts as of the date of distribution from the Escrow Fund as certified by the Securityholder Agent in an Agent Certificate delivered to Parent and the Escrow Agent no later than fifteen (15) days prior to the date of the distribution from the Escrow Fund. The Escrow Agent shall not be obligated to deliver any Escrow Amounts to the stockholders of the Company pursuant to this Section 7.2(b)(ii) unless and until the Securityholder Agent shall have delivered an Agent Certificate to Parent and the Escrow Agent with respect to such Escrow Amounts as required by this Section 7.2(b)(ii).

          (c)  PROTECTION OF ESCROW FUND.

               (i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

               (ii) Any shares of Parent Common Stock or other equity securities issued or distributed by Parent (including shares issued upon a stock split, stock dividend or recapitalization effected by Parent after the Effective
Time) ("New Shares") in respect of Parent Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. New Shares issued in respect of shares of Parent Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the recordholders thereof. Cash dividends on Parent Common Stock shall not be added to the Escrow Fund but shall be distributed to the recordholders thereof.

               (iii) Each stockholder shall have voting rights with respect to the shares of Parent Common Stock contributed to the Escrow Fund by such stockholder (and any voting securities added to the Escrow Fund in respect of such shares of Parent Common Stock).

          (d)  CLAIMS UPON ESCROW FUND.

               (i) Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of a certificate signed by any officer of Parent (an "Officer Certificate"): (A) stating that Parent has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses, and
(B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related, the Escrow Agent shall, subject to the provisions of Section 7.2(f) hereof, deliver to Parent out of the Escrow Fund, as promptly as practicable following expiration of the 30-day period specified in Section 7.2(e) or after the Escrow Agent shall have received written authorization from the Securityholder Agent to make such delivery if such authorization is given prior to the end of the 30-day period, shares of Parent Common Stock held in the Escrow Fund in an amount equal to such Losses.

               (ii) For purposes of determining the number of shares of Parent Common Stock to be delivered to Parent out of the Escrow Fund pursuant to
Section 7.2(d)(i) hereof, the shares of Parent Common Stock shall be valued at the average of the closing prices of Parent Common Stock on the Nasdaq National Market for the five (5) consecutive trading days ending five (5) trading days prior to the Closing Date. Parent and the Securityholder Agent (as defined below) shall certify such fair market value in a certificate signed by both Parent and the Securityholder Agent, and shall deliver such certificate to the Escrow Agent.

          (e) OBJECTIONS OF CLAIMS. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Securityholder Agent and Parent shall certify to the Escrow Agent that such duplicate copy has been so delivered. For a period of thirty
(30) days after such delivery, the Escrow Agent shall make no delivery to Parent of any shares of Parent Common Stock held in the Escrow Fund pursuant to Section 7.2(d) hereof unless the Escrow Agent shall have received written authorization from the Securityholder Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of shares of Parent Common Stock from the Escrow Fund in accordance with Section 7.2(d) hereof, provided that no such payment or delivery may be made if the Securityholder Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

          (f)  RESOLUTION OF CONFLICTS; ARBITRATION.

               (i) In case the Securityholder Agent shall so object in writing to any claim or claims made in any Officer's Certificate, the Securityholder Agent and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Securityholder Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute shares of Parent Common Stock form the Escrow Fund in accordance with the terms thereof.

               (ii) If no such agreement can be reached after good faith negotiation, either Parent or the Securityholder Agent may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Parent and the Securityholder Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the extent as a court of competent law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 7.2(f) hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators.

               (iii) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in New York, New York under the rules then in effect of the American Arbitration Association. For purposes of this Section 7.2(f)(iii), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Parent shall be deemed to be the Non-Prevailing Party in the event that the arbitrators award Parent less than the sum of one-half (1/2) of the disputed amount plus any amounts not in dispute; otherwise, the stockholders of the Company as represented by the Securityholder Agent shall be deemed to be the Non-Prevailing Party. The disputed amount shall equal the difference between the amount claimed or offered in settlement by Parent and the amount claimed or offered in settlement by the Securityholder Agent prior to the initiation of the arbitration. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative costs of the arbitration and the expenses, including without limitation, the reasonable attorneys' fees and costs, incurred by the other party to the arbitration.

          (g)  SECURITY AGENT OF THE STOCKHOLDERS; POWER OF ATTORNEY.

               (i) In the event that the Merger is approved, effective upon such vote, and without further act of any stockholder, Forrest H. Anthony, Marcia T. Bates and Alan G. Walton shall be appointed as agents and attorneys-in-fact (collectively, the "Securityholder Agent") for each stockholder of the Company (except such stockholders, if any, as shall have perfected their appraisal or dissenters' rights under Pennsylvania Law), for and on behalf of stockholders of the Company, to give and receive notices and communication, to authorize delivery to Parent of shares of Parent Common Stock from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Securityholder Agent for the accomplishment of the foregoing. Such agency may be changed by the stockholders of the Company from time to time upon not less than thirty (30) days prior written notice to Parent; provided that none of the Securityholder Agent may be removed unless holders of two-thirds in interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of the Securityholder Agent may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Securityholder Agent, and the Securityholder Agent shall not receive compensation for his or her services. Notice or communications to or from the Securityholder Agent shall constitute notice to or from each of the stockholders of the Company. The Securityholder Agent shall, and are hereby authorized to, act by majority approval as to any matter, even if there are less than three (3) individuals acting as Securityholder Agent at the time the action is taken.

               (ii) The Securityholder Agent shall not be liable for any act done or omitted hereunder as Securityholder Agent while acting in good faith and in the exercise of reasonable judgement. The stockholders of the Company on whose behalf the Escrow Amount was contributed to the Escrow Fund shall severally indemnify the Securityholder Agent and hold the Securityholder Agent harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Securityholder Agent and arising out of or in connection with the acceptance or administration of the Securityholder Agent's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Securityholder Agent.

          (h) ACTIONS OF THE SECURITYHOLDER AGENT. A decision, act, consent or instruction of the Securityholder Agent shall constitute a decision of all the stockholders for whom a portion of the Escrow Amount otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such stockholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Securityholder Agent as being the decision, act, consent or instruction of each and every such stockholder of the Company. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Securityholder Agent.

          (i) THIRD-PARTY CLAIMS. In the event Parent becomes aware of a third-party claim which Parent believes may result in a demand against the Escrow Fund, Parent shall notify the Securityholder Agent of such claim, and the Securityholder Agent, as representative for the stockholders of the Company, shall be entitled, at the stockholders' expense, to participate in any defense of such claim. Parent shall have the right in its sole discretion to settle any such claim; provided, however, that except with the consent of the Securityholder Agent, no settlement of any such claim with third-party claimants shall alone be determinative of the amount of any claims against the Escrow Fund. In the event that the Securityholder Agent has consented to any such settlement, the Securityholder Agent shall have no power or authority to object under any provision of this Article VII to the amount of any claim by Parent against the Escrow Fund with respect to such settlement.

          (j)  ESCROW AGENT'S DUTIES.

               (i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Securityholder Agent, and may rely and shall be protected in relying or refraining from acting on any instruction reasonably believed to be genuine and to have been signed or presented by the proper party or parties.
The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

               (ii) The Escrow Agent is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court of law, notwithstanding any notices, warning or other communications form any party or any other person to the contrary. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without justification.

               (iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

               (iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

               (v) In performing any duties under the Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by it in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

               (vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and shares of Parent Common Stock and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, the Escrow Agent may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damage. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and shares of Parent Common Stock held in the Escrow Fund except all cost, expenses, charges and reasonable attorneys' fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

               (vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold the Escrow Agent harmless against all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his or her duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter.

               (viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: the parties shall use their best efforts to mutually agree on a successor escrow agent within thirty
(30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of North Carolina. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. The Escrow Agent shall be discharged from any further duties and liability under this Agreement.

          (k) FEES. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, and expenses occasioned by such default, delay, controversy or litigation. Parent promises to pay these sums upon demand.


                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

     8.1 TERMINATION. Except as provided in Section 8.2 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective
Time:

          (a)  by mutual written consent of the Company and Parent;

          (b) by Parent or the Company if: (i) the Effective Time has not occurred before 5:00 p.m. (Eastern Daylight Savings Time) on August 29, 1997 (provided that the right to terminate this Agreement under this clause 8.1(b)(i) shall not be available to pay any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date); (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity that would make consummation of the Merger illegal;

          (c) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger, by any governmental entity, which would: (i) prohibit Parent's or the Company's ownership or operation of all or any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate all or a portion of the business or assets of the Company or Parent as a result of the Merger;

          (d) by Parent if it is not in material breach of its obligations under this Agreement and there has been a material breach of representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and (i) such breach has not been cured within five (5) business days after written notice to the Company (provided that, no cure period shall be required for a breach which by its nature cannot be cured), and (ii) as a result of such breach the conditions set forth in Section 6.3(a) or 6.3(b), as the case may be, would not then be satisfied;

          (e) by the Company if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Parent or Merger Sub and (i) such breach has not been cured within. five (5) business days after written notice to Parent (provided that, no cure period shall be required for a breach which by its nature cannot be cured), and (ii) as a result of such breach the conditions set forth in Section 6.2(a) or 6.2(b), as the case may be, would not then be satisfied.

     When action is taken to terminate this Agreement pursuant to this Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

     8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company, or their respective officer, directors or stockholders, provided that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further, that provisions of Sections 5.3 and 5.4 and
Article VII of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

     8.3 AMENDMENT. Except as is otherwise required by applicable law after the stockholders of the Company approve this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

     8.4 EXTENSION; WAIVER. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger and shall (except to the extent that survival is necessary to effectuate the intent of such provisions) terminate on the second anniversary of the Closing Date.

     9.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgement of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to Parent or Merger Sub, to:

               Triangle Pharmaceuticals, Inc.
               4 University Place, 4611 University Drive
               Durham, North Carolina 27707
               Attention:     Chris A. Rallis, Esq., Vice President, Business
                              Development, General Counsel and Secretary
               Telephone No: (919) 493-5980
               Facsimile No: (919) 493-5925

               with a copy to:

               Brobeck, Phleger & Harrison LLP
               550 West C Street, Suite 1300
               San Diego, California 92101
               Attention:  John A. Denniston, Esq.
               Telephone: (619) 234-1966
               Facsimile: (619) 234-3848

          (b)  if to the Company, to:

               Avid Corporation
               1667 David Street
               Camden, New Jersey 08104
               Attention: Richard Driansky, Esq, Executive Vice President Telephone No: (609) 966-2870
               Facsimile No: (609) 966-0364
               with a copy to:

               Peabody & Arnold
               50 Rowes Wharf
               Boston, MA 02110
               Attention:  William E. Kelly, Esq.
               Telephone No: (617) 951-2005
               Facsimile No: (617) 951-2125

          (c)  if to the Securityholder Agent:

               Forrest H. Anthony
               1426 Farview Road
               Villanova, PA 19085
               Telephone No.: (610) 525-0280
               Facsimile No.: (610) 525-0280

               Marcia T. Bates
               BancBoston Ventures
               175 Federal Street, 10th Floor
               Boston, MA 02110
               Telephone No.: (617) 434-1951
               Facsimile No.: (617) 434-1153

               Alan G. Walton
               Oxford Bioscience Partners
               315 Post Road West
               Westport CT 06880
               Telephone No.: (203) 341-3300
               Facsimile No.: (203) 341-3309

               with a copy to:

               Peabody & Arnold
               50 Rowes Wharf
               Boston, MA 02110
               Attention:  William E. Kelly, Esq.
               Telephone No: (617) 951-2005
               Facsimile No: (617) 951-2125

     9.3 INTERPRETATION. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Executed counterparts delivered by facsimile transmission shall have the same force and effect as originally executed counterparts delivered personally.

     9.5 ENTIRE AGREEMENT: ASSIGNMENT. This Agreement, the Schedules and Exhibits hereto, the Confidentiality Agreement and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and
(c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided, except that Parent and Merger Sub may assign their respective rights and delegate their respective obligations hereunder to their respective affiliates.

     9.6 SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonable to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     9.7 OTHER REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by any party of any one remedy will not preclude the exercise of any other remedy.

     9.8  GOVERNING LAW.  This Agreement (except, to the extent applicable,
Section 1.3), shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

     9.9 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     9.10 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.11 CORPORATE TRANSACTION INVOLVING PARENT. If after the Effective Time Parent is acquired by merger (including by reverse triangular merger), or is a party to a consolidation, or liquidates, all references to "Parent Common Stock" in this Agreement shall thereafter mean, on a per-share basis, the amount of cash, securities and/or other property received by Parent stockholders for their (pre-transaction) Parent Common Stock in such transaction.



                [Remainder of This Page Intentionally Left Blank]

     IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Securityholder Agent (but only as to Articles VII and IX for Securityholder Agent) have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.


TRIANGLE PHARMACEUTICALS, INC.          AVID CORPORATION



By:  /s/ M. Nixon Ellis                 By:  /s/ Forrest H. Anthony
   --------------------------------        -------------------------------------
     M. Nixon Ellis, President               Forrest H. Anthony, President
     and Chief Operating Officer             and Chief Executive Officer



SECURITYHOLDER AGENT:                   PROJECT Z CORPORATION



/s/ Forrest H. Anthony                  By:  /s/ M. Nixon Ellis
-----------------------------------        -------------------------------------
Forrest H. Anthony                           M. Nixon Ellis, President


/s/ Alan G. Walton
-----------------------------------
Alan G. Walton


/s/ Marcia T. Bates
-----------------------------------
Marcia T. Bates